UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Extreme Networks, Inc.

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September 25, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Extreme Networks, Inc. to be held on Thursday, November 8, 2018 at 8:00 am Eastern Time at our corporate offices located at 2121 RDU Center Drive, Morrisville, North Carolina 27560.

Details of business to be conducted at the Annual Meeting are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. Accompanying this Proxy Statement is the Company’s 2018 Annual Report to Stockholders.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about September 25, 2018, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether or not you plan to attend our Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or, if you have received a paper copy of your proxy materials by mail, by completing, signing, dating and returning your proxy card in the envelope provided.

If you have any further questions concerning the Annual Meeting or any of the proposals, please contact Stan Kovler, our Senior Director of Investor Relations and Finance, at (919) 595-4196. We look forward to your attendance at the Annual Meeting.

Yours Truly,

Edward B. Meyercord
President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 8, 2018

TO THE STOCKHOLDERS:

Notice is hereby given that the 2018 Annual Meeting of Stockholders of Extreme Networks, Inc. will be held on Thursday, November 8, 2018 at 8:00 am Eastern Time at our corporate offices located at 2121 RDU Center Drive, Morrisville, North Carolina 27560 in order to:

1.	Elect six directors to the Board of Directors for a one-year term;

2.	Hold an advisory vote to approve our named executive officers’ compensation;

3.	Ratify the appointment of KPMG LLP as our independent auditors for our fiscal year ending June 30, 2019;

4.	Ratify Amendment No. 6 to the Company’s Amended and Restated Rights Agreement, which extends that agreement through May 31, 2019;

5.	Approval of Amendment and Restatement of the 2014 Employee Stock Purchase Plan; and

6.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors recommends a vote “FOR” each of the nominees in Item 1, “FOR” Items 2, 3, 4, 5, and 6. Stockholders of record at the close of business on September 17, 2018 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. Commencing ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our offices located at 2121 RDU Center Drive, Morrisville, North Carolina 27560.

BY ORDER OF THE BOARD OF DIRECTORS,

Katayoun (“Katy”) Motiey Chief Administrative Officer and Corporate Secretary

San Jose, California

September 25, 2018

YOUR VOTE IS IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 8, 2018: This Proxy Statement and the financial and other information concerning Extreme Networks contained in our Annual Report to Stockholders for the fiscal year ended June 30, 2018 are available on the Internet and may be viewed at www.proxyvote.com, where you may also cast your vote.

TABLE OF CONTENTS

TO THE PROXY STATEMENT

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EXTREME NETWORKS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors, or our Board, is soliciting your proxy for the 2018 Annual Meeting of Stockholders to be held on Thursday, November 8, 2018, or at any postponements or adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and related materials are first being made available to stockholders on or about September 25, 2018. References in this proxy statement to the “Company,” “we,” “our,” “us” and “Extreme Networks” are to Extreme Networks, Inc., and references to the “Annual Meeting” are to the 2018 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ending on June 30. This proxy statement covers our 2018 fiscal year, which was from July 1, 2017 through June 30, 2018 (“fiscal 2018”).

Who May Vote, Record Date, Admission to Meeting

Only holders of record of the Company’s common stock at the close of business on September 17, 2018 (the “Record Date”) will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. As of the Record Date, 118,239,517 shares of common stock were outstanding and entitled to vote. You are entitled to one vote for each share you hold.

You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial owner of our common stock as of the Record Date, or if you hold a valid legal proxy for the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions.

If you are a stockholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting.

If your shares are registered in the name of a broker, bank or other nominee, you may be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement or voting instruction form provided by your record holder, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of elections together with your ballot at the Annual Meeting.

If you do not provide picture identification and comply with the other procedures outlined above, you may not be admitted to the Annual Meeting. We recommend that you arrive early to ensure that you are seated by the commencement of the Annual Meeting.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”), but cannot vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to such shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of selection of auditors. Non-routine matters include the election of directors and amendments to or the adoption of stock plans.

Quorum

Our bylaws provide that a majority of the shares of our common stock issued and outstanding and entitled to vote at the meeting as of the Record Date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting, except to the extent that the presence of a larger number may be required by law. Your shares will be counted towards the quorum only if you submit a valid proxy, if your broker, banker or other nominee submits a proxy on your behalf, or if you vote in person at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum.

“Notice and Access” Model

The SEC’s proxy rules set forth how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following options for making proxy materials available to stockholders: (i) the full set delivery option; or (ii) the notice only option. A company may use a single method for all its stockholders, or use the full set delivery option for some stockholders and the notice only option for others.

Under the full set delivery option a company delivers all proxy materials to its stockholders by mail or, if a stockholder has previously agreed, electronically. In addition to delivering proxy materials to stockholders, the company must post all proxy materials on a publicly accessible web site (other than the SEC’s web site) and provide information to stockholders about how to access that web site and the hosted materials. Under the notice only option, instead of delivering its proxy materials to stockholders, the company delivers a “Notice of Internet Availability of Proxy Materials” that outlines (i) information regarding the date and time of the meeting of stockholders, as well as the items to be considered at the meeting; (ii) information regarding the web site where the proxy materials are posted; and (iii) various means by which a stockholder can request printed or emailed copies of the proxy materials.

In connection with our 2018 Annual Meeting, we have elected to use the notice only option. Accordingly, you should have received a notice by mail, unless you requested a full set of materials from prior mailings, instructing you how to access proxy materials at www.proxyvote.com and providing you with a control number you can use to vote your shares. You may request that the Company also deliver to you printed or emailed copies of the proxy materials.

All shares represented by a valid proxy, timely submitted to the Company, will be voted. Where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. If your shares are registered under your own name, you may revoke your proxy at any time before the Annual Meeting by (i) delivering to the Corporate Secretary at the Company’s headquarters either a written instrument revoking the proxy or a duly executed proxy with a later date, or (ii) attending the Annual Meeting and voting in person. If you hold shares in street name, through a broker, bank or other nominee, you must contact the broker, bank or other nominee to revoke your proxy.

Vote Required to Adopt Proposals

The holder of each share of the Company’s common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. The director nominees who receive the highest number of “For” votes will be elected as directors. All other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the advisory vote to approve our named executive officers’ compensation, the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2019, the ratification of Amendment No. 6 to our Amended and Restated Rights Agreement, or the approval of the Amendment and Restatement of the Extreme Networks, Inc. 2014 Employee Stock Purchase Plan.

If you are a beneficial owner and hold your shares in “street name,” it is critical that you cast your vote if you want it to count in the election of directors and with respect to the other proposals included in this proxy. The rules governing brokers, banks and other nominees who are voting with respect to shares held in street name provide such nominees the discretion to vote on routine matters, but not on non-routine matters. Routine matters to be addressed at the Annual Meeting include the ratification of auditors. Non-routine matters include the election of directors, the advisory vote to approve our named executive officers’ compensation, the ratification of Amendment No. 6 to our Amended and Restated Rights Agreement, and the approval of the Amendment and Restatement of the Extreme Networks, Inc. 2014 Employee Stock Purchase Plan. Banks and brokers may not vote on these non-routine matters if you do not provide specific voting instructions. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Voting Instructions

If you complete and submit your proxy card or the voting instruction card provided by your broker, bank or other nominee, the persons named as proxies will follow your instructions. If you do not direct how to vote on a proposal, the persons named as proxies will vote as the Board recommends on that proposal. Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record:    You may vote by proxy, over the Internet or by telephone. Please follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card you received. You may also vote in person at the Annual Meeting.

Beneficial Stockholders:    Your broker, bank or other nominee will provide you with a voting instruction card for your use in instructing it how to vote your shares. Since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee, or by requesting one on www.proxyvote.com.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Standard Time, on November 7, 2018. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed on your proxy card, or by delivering written instructions to the Corporate Secretary at the Company’s headquarters before the Annual Meeting. Attendance at the Annual Meeting will not cause your previously voted proxy to be revoked unless you specifically request revocation or vote in person at the Annual Meeting. If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with the nominees directions, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each nominee for director;
•	“FOR” the approval of our named executive officers’ compensation;
•	“FOR” the ratification of the appointment of KPMG LLP as our independent auditors for our fiscal year ending June 30, 2019;
•	“FOR” the ratification of the extension of the term of the Amended and Restated Shareholder Rights Plan to May 31, 2019; and
•	“FOR” the approval of the amendment and restatement of our 2014 Employee Stock Purchase Plan;

If any other matter is properly presented at the 2018 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares in his or her discretion.

Solicitation of Proxies

We will bear the entire cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable expenses in so doing. We may use the services of our officers, directors and other employees to solicit proxies, personally or by telephone, without additional compensation. The Company has engaged Okapi Partners to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,000 in the aggregate.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The terms of our current directors expire upon the election and qualification of the directors to be elected at the 2018 Annual Meeting. The Board has nominated six persons for election at the Annual Meeting to serve until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Our Board’s nominees for election at the 2018 Annual Meeting are Edward B. Meyercord, Charles P. Carinalli, Kathleen M. Holmgren, Raj Khanna, Edward H. Kennedy, and John C. Shoemaker, all of whom are presently directors of Extreme Networks.

Please see below under the heading “Board of Directors” for information concerning the nominees. If elected, each nominee will serve as a director until the Annual Meeting of stockholders in 2018 and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Each nominee has indicated to us that he or she will serve if elected. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a director. However, if a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for a substitute nominee designated by the Nominating and Corporate Governance Committee or our Board.

Vote Required and Board of Directors Recommendation

The persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote at the 2018 Annual Meeting will be elected to the Board, provided a quorum is present. Votes “For”, votes to “Withhold” authority and “Broker Non-Votes” will each be counted as present for purposes of determining the presence of a quorum, but broker non-votes will have no effect on the outcome of the election. If you sign and return a proxy card without giving specific voting instructions as to the election of any director, your shares will be voted in favor of the nominees recommended by our Board.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS

The following table provides biographical information for each nominee to our Board of Directors.

Name	Age	Director Since
John C. Shoemaker, Director and Chairman of the Board	75	2007
Edward B. Meyercord, Director, President, and Chief Executive Officer	53	2009
Charles P. Carinalli, Director	70	1996
Kathleen M. Holmgren, Director	60	2015
Raj Khanna, Director	72	2014
Edward H. Kennedy, Director	63	2011

There are no family relationships among any of our directors or executive officers.

The biography of each of our director nominees below contains information regarding the person’s service as a director, business experience, other director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and our Board to determine that the person should serve as a director.

Nominees for Election at 2018 Annual Meeting

Edward B. Meyercord. Mr. Meyercord has served as our Chief Executive Officer and President and as a member of our board since April 2015. Mr. Meyercord joined our Board of Directors as an independent director in October 2009 and served as Chairman from March 2011 until August 2015. Prior to assuming his operating role at Extreme Networks in April 2015, Mr. Meyercord was Chief Executive Officer and Director at Critical Alert Systems, LLC, a privately held software-driven, healthcare information technology company that he co-founded in July 2010. Prior to that, Mr. Meyercord served as Chief Executive Officer, President and Director of Cavalier Telephone, LLC, a privately held voice, video and data services company. He served as Chief Executive Officer, President and Director of Talk America Holdings, Inc., a publicly traded company that provided phone and internet services to consumers and small businesses throughout the United States. Earlier in his career, Mr. Meyercord served as a Vice President in the investment banking division of Salomon Brothers Inc. (now part of Citigroup, Inc.), a Wall Street investment bank. He also served on the board of Tollgrade Communications, Inc., a then publicly traded telecommunications company. Mr. Meyercord holds a B.A. in economics from Trinity College in Hartford, CT, and an M.B.A. from the Stern School of Business at New York University.

Mr. Meyercord brings to the Board his extensive executive experience in leadership, executive management, mergers and acquisitions, corporate strategy and corporate finance. He also brings industry knowledge in healthcare, telecommunications and banking where he has worked in executive leadership roles. The Board believes it is valuable to have the Company’s Chief Executive Officer serve on the board to bring in-depth perspective on the Company’s current operations, strategy, financial condition and competitive position.

Charles P. Carinalli.    Mr. Carinalli has served as one of our directors since October 1996. Mr. Carinalli has been a Principal of Carinalli Ventures since January 2002. From 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a privately held developer of semiconductor products. From November 2000 to November 2001, Mr. Carinalli served as Chairman of Clearwater Communications, Inc., a privately held telecommunications company. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of WaveSpan Corporation, a developer of wireless broadband access systems until the company was acquired by Proxim, Inc., a broadband wireless networking systems company. From 1970 to 1996, Mr. Carinalli served in various positions at National Semiconductor Corporation, a publicly traded semiconductor company that developed and sold analog-based semiconductor and integrated communication products, most recently serving as Senior Vice President and Chief Technical Officer. Mr. Carinalli served on the Board of Directors of Fairchild Semiconductor International, Inc., a publicly traded semiconductor company beginning in February 2002 until its acquisition by ON Semiconductor, a publicly traded semiconductor company, in September 2016. Mr. Carinalli formerly served on the Board of Directors of Atmel Corporation, a publicly traded semiconductor company, from February 2008 until its acquisition by Microchip Technology, in April 2016. He also is a member of the Board of Directors of various privately held companies. He is also a member of the Board of Directors of Dhaani Systems, a privately held

IT-energy management company. Mr. Carinalli holds a B.S. in electrical engineering from the University of California, Berkeley and an M.S. in electrical engineering from Santa Clara University.

Mr. Carinalli brings to the Board extensive engineering and engineering management expertise, as well as general management expertise and technology expertise, which aids our Board in understanding product development, engineering management and strategic planning, as well as risk assessment and planning.

Kathleen M. Holmgren.    Ms. Holmgren has served as one of our directors since November 2015. Ms. Holmgren currently serves on the Board of Directors and previously served until March 2018 as the Chief Officer of Future Workforce at Automation Anywhere, Inc., a privately held developer of robotic process automation and testing software, which she joined as Chief Operating Officer in 2013. Since 2008, Ms. Holmgren has served as a Principal at Sage Advice Partners, a management consulting firm specializing in the high-tech and green-tech markets. From October 2009 to December 2016, she served as a director at the Alliance of Chief Executives, LLC, an organization for chief executives. Ms. Holmgren served as President and Chief Executive Officer of Mendocino Software, a privately held enterprise-class application data developer, from November 2007 to March 2008. Prior to November 2007, Ms. Holmgren spent over 20 years at Sun Microsystems, Inc., a publicly held enterprise software company acquired by Oracle Corporation in 2010, where she held increasingly senior roles, culminating in Senior Vice President, Storage Systems. Ms. Holmgren is Chairman of the Board of Group Delphi, a private design and media production company, where she has served since July 2014. She also joined the board of Calavo Growers, Inc., a publicly traded food and distribution company, in January 2017. In May 2017, she joined the board of Fresh Realm, LLC, a privately held delivery and business platform for the perishable food industry, representing Calavo Growers’ interests. Ms. Holmgren holds a B.S. in Industrial Engineering from California Polytechnic State University, where she is a member of the Dean’s Advisory Board, and an M.B.A. from the Stanford Graduate School of Business.

Ms. Holmgren brings to the Board her knowledge and expertise in executive leadership in the storage, computer systems, enterprise software and management consulting industries, and provides expertise in operations, strategic planning and risk assessment and planning.

Edward H. Kennedy.    Mr. Kennedy has served as one of our directors since April 2011. From June 2017 to September 2018, Mr. Kennedy was the president and Chief Executive Officer of Cenx, Inc., a carrier network assurance software company, which was subsequently acquired by Ericsson. From June 2010 to April 2017 Mr. Kennedy served as the Chief Executive Officer and President of Tollgrade Communications, Inc., which was subsequently acquired by Enghouse Systems, a Canadian-based, publicly traded software and services company, in April 2017. Mr. Kennedy previously served as the Chief Executive Officer and President of Rivulet Communications, Inc., a medical video networking company, from 2007 until it was acquired by NDS Surgical Imaging, LLC, a medical imaging and informatics systems company, in 2010. He also previously served as President of Tellabs North American Operations, an optical network technology company, and as Executive Vice President of Tellabs, Inc. from 2002 to 2004. Mr. Kennedy co-founded Ocular Networks, Inc., a provider of optical networking technologies, in 1999 and served as its Chief Executive Officer and President until it was sold to Tellabs, Inc. in 2002. He has also held various executive positions at several telecommunications equipment companies, including Alcatel-Lucent S.A. (previously Alcatel Data Network), a publicly traded French global telecommunications equipment company, and Newbridge Networks Corporation, a then publicly traded Canadian digital networking equipment company. Mr. Kennedy was also a Venture Partner at Columbia Capital, a private equity investment firm, from 2005 to 2007, where he advised regarding investments into new and existing portfolio companies. He previously served as a director of Visual Networks, Inc., a publicly traded network and performance management solutions provider, from 2002 until it was acquired by Fluke Electronic Corporation, an electronic test tools and software company, in 2006. He currently serves on the Board of Directors of Avizia, Inc. a privately held medical device company, as well on the Board of Trustees of Flint Hill School and on the Executive Parent Board of Villanova University. Mr. Kennedy holds a B.S. in electrical engineering from the Virginia Polytechnic Institute and State University.

Mr. Kennedy brings to the Board his extensive financial and executive leadership experience in technology companies, including networking companies, and provides management and financial expertise to our Board.

Raj Khanna. Mr. Khanna has served as one of our directors since December 2014. Since 2012, Mr. Khanna has served as an independent consultant, assisting companies with finance and internal audit issues. From 2004 to 2011, Mr. Khanna served as Vice President of Corporate Audit at Qualcomm, Inc., a publicly traded semiconductor company. Prior to Qualcomm, Mr. Khanna held various finance roles at Sun Microsystems, Inc., from 1991 to 2004, including International Controller, Vice President Finance for Global Services Business and Senior Director of Finance for Strategic Business Units, and at Xerox Corporation, a provider of document management technology and services, from 1974 to 1991. Mr. Khanna holds a B. Tech in mechanical engineering from the Indian Institute of Technology and an M.B.A. from the University of Rochester, New York.

Mr. Khanna brings to the Board his extensive experience leading finance and internal audit teams, including the establishment of financial controls and processes, delivering financial investment and M&A guidance, and providing strategic advice and direction regarding business model changes.

John C. Shoemaker. Mr. Shoemaker has served as one of our directors since October 2007. He currently serves as a consultant to the high technology industry and also serves as a mentor to corporate executives. From 1990 to June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, Inc., including serving as Executive Vice President, Worldwide Operations Organizations and as Executive Vice President, and General Manager for its Computer Systems Division. Mr. Shoemaker previously served in a number of senior executive positions with the Xerox Corporation, a provider of document management technology and services, including as Senior Vice President, World Wide Marketing. Mr. Shoemaker served as a director of Altera Corporation, a publicly traded provider of programmable logic solutions, from 2007 until it was acquired by Intel Corporation, a publicly traded semiconductor company, in December 2015. Mr. Shoemaker served as a director of SonicWall, Inc., a provider of IT security and data backup and recovery solutions, from 2004 to 2010 and as Chairman of the Board from 2006 to 2010. Mr. Shoemaker holds a B.A. in political science and business administration from Hanover College, where he currently is a Trustee Emeritus, and an M.B.A. from Indiana University’s Kelley School of Business, where he is a member of the School of Business Dean’s Advisory Council, the School of Informatics, Computer Science and Engineering Dean’s Advisory Council, and the Johnson Center for Entrepreneurship Board.

Mr. Shoemaker brings to the Board his extensive executive experience in senior level management positions in the technology industry, particularly in hardware systems, and provides strong operational, management and financial expertise to our Board.

Arrangements Regarding Appointment of Directors

None of our directors are appointed pursuant to any arrangement with the Company. Pursuant to the offer letter between the Company and Mr. Meyercord respecting his employment, Mr. Meyercord must immediately resign as a director of the Board when his employment with the Company terminates.

CORPORATE GOVERNANCE

Our Board currently consists of seven directors. Our Board has reviewed the criteria for determining the independence of the Company’s directors under NASDAQ Rule 5605, Item 407(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It has affirmatively determined that, other than Mr. Meyercord, each member of our Board is independent under such criteria. The Board has determined that as of the date of this Proxy Statement the Board is comprised of a majority of directors who qualify under the rules adopted by the SEC and NASDAQ.

Directors to be elected at the 2018 Annual Meeting are to hold office until the 2019 Annual Meeting and until their respective successors are elected and qualified.

Board and Leadership Structure

Our current leadership structure separates the roles of the Chief Executive Officer and the Chairman of our Board. Mr. Shoemaker has served as the Independent Chairman of our Board since February 2017, While our bylaws and Corporate Governance Guidelines do not require that the Chairman of our Board and Chief Executive Officer positions be separate, our Board believes that separating these positions is the appropriate leadership structure for us at this time and results in an effective balancing of responsibilities, experience and independent perspective to meet the current corporate governance needs and oversight responsibilities of our Board. Separating these positions allows our Chief Executive Officer to focus on setting our strategic direction and overseeing our day-to-day leadership and performance, while allowing the Chairman of our Board to lead our Board in its fundamental role of providing advice to, and independent oversight of, management.

Mr. Shoemaker’s duties as Independent Chairman include:

•	chairing executive sessions of the independent directors;
•	ensuring that independent directors have adequate opportunities to meet without management present;
•	serving as designated contact for communication to independent directors, including being available for consultation and direct communication with major stockholders;

•	ensuring that the independent directors have an opportunity to provide input on the agenda for meetings of our Board;
•	assuring that there is sufficient time for discussion of all agenda items; and
•	being identified as the recipient of communications with stockholders in the annual meeting proxy statement.

Our Board appoints our President and Chief Executive Officer, Chief Financial Officer, Corporate Secretary and all executive officers. All executive officers serve at the discretion of our Board. Each of our executive officers devotes his or her full time to our affairs. Our directors devote time to our affairs as is necessary to discharge their duties. In addition, our Board has the authority to retain its own advisers, at the Company’s expense, to assist it in the discharge of its duties.

Board’s Role in Risk Oversight

Our Board has an active role in overseeing management of the risks we face. This role is one of informed oversight rather than direct management of risk. Our Board regularly reviews and consults with management on the Company’s strategic direction and the challenges and risks we face. Our Board also reviews and discusses with management on a quarterly basis its financial results and forecasts. The Audit Committee of our Board oversees management of the Company’s financial risks, and oversees and reviews our risk management policies, including the Company’s investment policies and anti-fraud program. The Compensation Committee of our Board oversees our management of risks relating to and arising from our compensation plans and arrangements. These committees periodically report on these matters to the full Board.

Management is tasked with the direct management and oversight of legal, financial and commercial compliance matters, which includes identification and mitigation of associated areas of risk. Our Chief Administrative Officer provides regular reports of legal risks and developments to the Audit Committee and to our full Board. Our Chief Financial Officer, Corporate Controller and Senior Director of Internal Audit provide regular reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, our investment policies and practices, and the results of various internal audit projects. The Compensation Committee’s compensation consultant, together with members of management, provides analysis of risks related to our compensation programs and practices to the Compensation Committee.

Meetings of the Board of Directors

Our Board held 8 meetings during the fiscal year ended June 30, 2018. No director, except Ms. Alexandrian-Adams, serving on our Board in fiscal 2018 attended fewer than 75 percent of the aggregate of the meetings of our Board held during the period for which he or she has been a director during fiscal 2018 and the meetings of the committees on which he or she served which were held during the periods in fiscal 2018 that he or she served on such committees.

Director Attendance at Annual Meetings

We encourage director attendance at the Annual Meeting and we use reasonable efforts to schedule our Annual Meeting of stockholders at a time and date to maximize attendance by directors, taking into account our directors’ schedules. All of our current directors attended our 2017 Annual Meeting of stockholders

Executive Sessions

The independent members of our Board meet regularly in executive session (without the presence or participation of non-independent directors), generally before or after a regularly scheduled Board meeting or at such other times as determined by our independent directors or our Chairman. Executive sessions of the independent directors are chaired by our Chairman. The executive sessions include discussions regarding guidance to be provided to the Chief Executive Officer and such other topics as the independent directors determine.

Committees of the Board of Directors

In fiscal 2018, our Board had the following three standing committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. Our Board has adopted a written charter for each of these committees, which are available on the Corporate Governance section of the Investor Relations page of our website at www.ExtremeNetworks.com.

Fiscal 2018 Committee Membership

The members and Chairmen of our standing committees as of June 30, 2018 were as follows:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles P. Carinalli		Chairman	Member
Kathleen M. Holmgren	Member		Member
Raj Khanna	Chairman
Edward H. Kennedy	Member	Member
John C. Shoemaker		Member	Chairman

Audit Committee.    The current members of the Audit Committee are Messrs. Khanna and Kennedy and Ms. Holmgren. Mr. Khanna serves as Chairman. Our Board has determined that each member of the Audit Committee (i) is independent as defined in applicable NASDAQ rules; (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) has not participated in the preparation of financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Our Board further has determined that Mr. Khanna is an “audit committee financial expert”, as defined by Item 407(d)(5) of Regulation S-K of the Exchange Act. Additionally, our Board has determined that Mr. Khanna has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in his financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Audit Committee: retains our independent auditors; approves the planned scope, proposed fee arrangements and terms of engagement of the independent auditors; reviews the results of the annual audit of our financial statements and the interim reviews of our unaudited financial statements; evaluates the adequacy of accounting and financial controls; reviews the independence of our auditors; and oversees our financial reporting on behalf of the Board. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by us regarding questionable accounting or auditing matters, including anonymous submission by our employees of concerns regarding accounting or auditing matters that may be submitted through our Whistleblower Hotline. In addition, the Audit Committee reviews with our independent auditors the scope and timing of their audit services and any other services they are asked to perform, the independent auditor’s report on our consolidated financial statements following completion of their audit, and our critical accounting policies and procedures and policies with respect to our internal accounting and financial controls. The Audit Committee also assists our Board in fulfilling its oversight responsibilities with respect to financial risks, including risk management in the areas of financial reporting, internal controls, investments and compliance with legal and regulatory requirements. The Audit Committee annually reviews and reassesses the adequacy of its Audit Committee Charter. The Audit Committee held ten meetings during fiscal 2018.

Compensation Committee.  The current members of the Compensation Committee are Messrs. Carinalli, Kennedy, and Shoemaker. Mr. Carinalli serves as Chairman. All members of the Compensation Committee are independent for purposes of the NASDAQ Marketplace Rules, and are “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for discharging our Board’s responsibilities relating to compensation and benefits of our executive officers, and evaluates and reports to our Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out its responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with our compensation philosophy. The Compensation Committee also administers our stock option plans and stock incentive plans. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our President and Chief Executive Officer and our Chief People Officer assist the Compensation Committee in its deliberations with respect to the compensation of our executive officers, provided, however, that neither individual participates in the Compensation Committee’s deliberations or voting regarding his or her own compensation. In connection with the Company’s annual compensation review, each executive officer discusses his or her individual performance with our Chief Executive Officer, who addresses such performance with the Compensation Committee, and the Chief Executive Officer discusses his individual performance directly with the Compensation Committee. The Compensation Committee annually reviews and reassesses the adequacy of its Compensation Committee Charter. The Compensation Committee held seven meetings during fiscal 2018.

In fiscal 2018, as permitted by its Charter, and subject to the provisions of Section 152 of the Delaware General Corporation Law, the Compensation Committee delegated to management the ability to award time based restricted stock units under the Company’s 2013 Equity Incentive Plan to employees of the Company below the level of Vice President. The delegation provided for limitations on the number of shares covered by the individual and aggregate awards, vesting over three years, and quarterly reporting to the Compensation Committee. The Compensation Committee has made a similar delegation for fiscal year 2019. The Company’s Chief Executive Officer presently approves such awards, with additional approval by the Company’s Chief Financial Officer and Chief People Officer given before the effective date of grant.

The Compensation Committee may retain, at the Company’s expense, one or more independent compensation consultants. As described under the heading “Executive Compensation and Other Matters—Compensation Discussion and Analysis”, the Compensation Committee was advised by Compensia, Inc., a national compensation consulting firm, with respect to various compensation matters during fiscal 2018. Compensia has served as the Compensation Committee’s compensation consultant since fiscal year 2013. The Compensation Committee has reviewed and is satisfied with the qualifications, performance and independence of Compensia. Compensia provides no services to the Company, other than services for the Compensation Committee.

For more information about the Compensation Committee’s role and practices regarding executive compensation, see the discussion below under the heading “Executive Compensation and Other Matters.”

Nominating and Corporate Governance Committee.    The current members of the Nominating and Corporate Governance Committee are Messrs. Shoemaker and Carinalli and Ms. Holmgren. Mr. Shoemaker serves as Chairman. Each member of the Nominating and Corporate Governance Committee is independent. The Nominating and Corporate Governance Committee identifies, reviews, evaluates and nominates candidates to serve on our Board; recommends and approves corporate governance principles, codes of conduct and compliance mechanisms applicable to us, including our Corporate Governance Guidelines; and assists our Board in its annual reviews of the performance of our Board and each committee of the Board. The Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Nominating and Corporate Committee periodically reviews and reassesses the adequacy of its Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee held four meetings during fiscal 2018.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served on the Board of Directors or compensation committee of any other entity that has, or has had, one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2018. No member of the Compensation Committee was, during fiscal 2018 or any prior period, an officer or employee of the Company.

Director Nominations

Director Qualifications.    In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers numerous factors in reviewing possible candidates for nomination as director, including:

•	the appropriate size of our Board and its committees;
•	the perceived needs of our Board for particular skills, industry expertise, background and business experience;
•	the skills, background, reputation, and business experience of nominees and the skills, background, reputation, and business experience already possessed by other members of our Board;
•	the nominees’ independence from management;
•	the nominees’ experience with accounting rules and practices;
•	the nominees’ background with regard to executive compensation;
•	the applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;
•	the benefits of a constructive working relationship among directors; and
•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

While we do not have a formal diversity policy for membership on the Board, the Nominating and Corporate Governance Committee considers many factors, including character, judgment, independence, age, education, expertise, diversity of experience, length of service, other commitments and ability to serve on committees of our Board, in evaluating potential candidates. It also considers individual attributes that contribute to board heterogeneity, including race, gender, and national origin. The Nominating and Corporate Governance Committee does not assign any particular weighting or priority to any of these factors or attributes.

There are no stated minimum criteria for director nominees, although the factors and attributes discussed above will play a material role in the recommendation of a candidate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of management to participate as members of our Board.

Identifying and Evaluating Candidates for Nomination as Director.    The Nominating and Corporate Governance Committee annually evaluates the current members of our Board whose terms are expiring and who are willing to continue in service to determine whether to recommend to the full Board that these directors be submitted to the stockholders for re-election.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Additionally, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates if it believes that our Board requires additional members or nominees, or should add additional skills or experience. The Nominating and Corporate Governance Committee may engage a third-party search firm to assist in identifying qualified candidates, as it deems appropriate.

The Nominating and Corporate Governance Committee will consider candidates for directors proposed by its stockholders. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary at our corporate headquarters and must be received at our principal executive offices not less than 120 days nor more than 150 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s Annual Meeting of stockholders, except that if no Annual Meeting was held in the previous year or the date of the Annual Meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the foregoing, “public announcement” shall mean disclosure in a broadly disseminated press release or in a document publicly filed by us with the SEC. The recommendation for director nominee submitted by a stockholder must contain the information required by our bylaws. You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Candidates recommended by our stockholders will be evaluated against the same factors as are applicable to candidates proposed by directors or management.

All directors and director nominees must submit a completed directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

Board Member Resignation Policy

In the event one or more incumbent directors fails to receive the affirmative vote of a majority of the votes cast at an election that is not a contested election, that director shall promptly tender his or her irrevocable resignation to the Board. The Nominating and Corporate Governance Committee shall recommend to the Board whether to accept or reject the resignation of such incumbent director or whether other action should be taken. The Board shall act on the resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and within ninety (90) days after the date of certification of the election results, the Board shall disclose its decision and the rationale regarding whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, a filing with the Securities and Exchange Commission or by other public announcement. The director whose resignation is under consideration may not participate in any deliberation or vote of the Nominating and Corporate Governance Committee or the Board regarding his or her resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors and other information they deem appropriate and relevant in deciding whether to accept a director’s resignation. If an incumbent director fails to receive the required vote for re-election in an election that is not a contested election and such director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. If such director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill any resulting vacancy pursuant to the terms of the Company’s bylaws.

Communications with Directors

John Shoemaker, our Independent Chairman, is responsible for receiving, distributing and arranging responses to communications from our stockholders to our Board. Stockholders may communicate with our Board by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board (or individually named director(s))

Extreme Networks, Inc.

6480 Via Del Oro

San Jose, California 95119

The Chairman transmits each communication as soon as practicable to the identified director addressee(s), unless (i) there are safety or security concerns that mitigate against further transmission of the communication; or (ii) the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Chairman in consultation with legal counsel. Our Board or individual directors are advised of any communication withheld for safety or security reasons as soon as practicable. Our directors have requested that the Chairman not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10 percent of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10 percent of our common stock were complied with in the fiscal year ended June 30, 2018, except: (i) a form 4 was filed on May 17, 2018 for a purchase by Ms. Holmgren that occurred on May 10, 2018 and (ii) a form 4 was filed on December 20, 2017 for a tax withholding transaction by Mr. Gault that occurred on December 15, 2017.

Code of Ethics and Corporate Governance Materials

Our Board has adopted charters for its Audit, Compensation and Nominating and Corporate Governance Committees, which are available on the Corporate Governance section of our Investor Relations page of our website at www.ExtremeNetworks.com. Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics can be found on our website on the Corporate Governance section of our Investor Relations page of our website at www.ExtremeNetworks.com. We intend to satisfy the disclosure requirements under the Securities and Exchange Act of 1934, as amended, regarding an amendment to or waiver from a provision of our Code of Ethics by posting such information on our website.

DIRECTOR COMPENSATION

During fiscal 2018, the compensation policy for service as a member on the Audit Committee, Chairman of the Audit Committee, Chairman of the Nominating and Corporate Governance Committee and Chairman of our Board was revised following consultation with Compensia, Inc., the independent compensation consultant to the Compensation Committee. For fiscal 2018, the compensation paid to our non-employee directors was as set forth below. Mr. Meyercord, who serves as our President and Chief Executive Officer, does not receive any additional compensation for his service on our Board.

Cash Compensation

During fiscal year 2018, non-employee directors received (a) $50,000 in cash compensation annually for Board service; and (b) the applicable compensation set forth below for serving either as a chair or as a member of one or more of the committees of our Board. Fees payable to directors who join the Board during the fiscal year, or who change Board assignments, are prorated to reflect the period of service. Each director further received reimbursement of expenses related to attendance of meetings of our Board and its committees, but no separate meeting fees are paid.

Fees for Fiscal Year 2018:

Annual Committee Member Compensation
Audit Committee	$10,500
Compensation Committee	$10,000
Nominating and Governance Committee	$5,000

Annual Chairman or Committee Chair Compensation
Audit Committee Chair	$28,000
Compensation Committee Chair	$20,000
Nominating and Governance Committee Chair	$11,000
Board Chairman	$50,000

The Compensation Committee periodically reviews the director compensation program with its compensation consultant. On May 9, 2018, after consultation with Compensia, and to align with our peer group, the Compensation Committee decided not to increase the above fees for fiscal 2019.

Equity Compensation

On the date of each Annual Meeting of our stockholders, each non-employee director continuing service with the Company after the meeting is granted an annual award of restricted stock units, or RSUs. The number of RSUs for fiscal year 2018 was determined by dividing $170,000 by the price of the Company’s common stock at the close of business on the NASDAQ Global Select Market on the date of the Annual Meeting, rounded down to the nearest whole RSU. The number of RSUs for fiscal year 2019 will be determined by dividing $170,000 by the price of the Company’s common stock at the close of business on the NASDAQ Global Select Market on the date of the Annual Meeting, rounded down to the nearest whole RSU. Each RSU represents the right to receive one share of our common stock upon vesting and settlement. On the date of the Annual Meeting of stockholders of the Company held on November 9, 2017, each non-employee director (other than Ms. Alexandrian-Adams) was granted 26,258 RSUs. On January 31, 2018,

Ms. Alexandrian-Adams was granted 11,491 RSUs.  The RSUs granted to our directors at the meeting held November 9, 2017 and to Ms. Alexandrian-Adams will vest upon the earliest of November 9, 2018 or a change in control of our Company, in each case, subject to the director’s continued service with the Company through such date. The RSUs that will be granted on November 8, 2018 will vest upon the earliest of November 8, 2019 or a change in control of our Company, in each case subject to such director’s continued service with the Company through such date. Equity grants provided to directors who join the Board after the Annual Meeting of our stockholders are prorated to reflect the period of service.

Stock Ownership Guidelines

Our Corporate Governance Guidelines provide that each non-employee director should own a minimum of the lesser of: 15,000 shares or shares valued at three times (3x) the Company’s annual Board service retainer. Each non-employee director has five years from his or her respective date of appointment to attain the minimum ownership level. All of our non-employee directors have met the minimum requirements of the share ownership guidelines or are not yet required to be in compliance with the requirements of the guidelines as they have not yet served for five years.

On February 7, 2018 the Company amended our Corporate Governance Guidelines to provide that each officer, other than our Chief Executive Officer, should own a minimum of the lessor of: 77,700 shares, or shares valued at two times (2x) their annual salary.  Our Corporate Governance Guidelines also provide that our Chief Executive Officer should own a minimum of the lessor of: 187,500 shares, or shares valued at three times (3x) his annual salary. Each officer has five years (or until February 8, 2023) to attain the minimum ownership level.

2018 Director Compensation

The compensation information for our non-employee directors who served during fiscal 2018 is set forth below:

Name	Director Fees Earned or Paid in Cash $	Stock Awards $ (1) (2)	Total ($)
Charles P. Carinalli	$75,000	$170,000	$245,000
Edward H. Kennedy	$70,500	$170,000	$240,500
Raj Khanna	$78,000	$170,000	$248,000
Maryam Alexandrian-Adams(3)	$27,625	$172,710	$200,335
John C. Shoemaker	$121,000	$170,000	$291,000
Kathleen M. Holmgren	$61,236	$170,000	$231,236

(1)

Represents the aggregate grant date fair value computed in accordance with Accounting Standards Codification, or ASC, Topic 718 and does not reflect whether the director has actually realized a financial benefit from the award. For additional information on the valuation assumptions used in determining aggregate grant date fair value, refer to Note 7 in our consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC on August 29, 2018.

(2)

The following table shows the aggregate number of stock awards (including RSUs) and stock option awards held as of June 30, 2018 by each of our non-employee directors who served during fiscal year 2018:

Name	Stock Awards (#)	Option Awards (#)
Charles P. Carinalli	14,873	—
Edward H. Kennedy	14,873	15,000
Raj Khanna	14,873	—
Maryam Alexandrian-Adams	11,491	—
John C. Shoemaker	14,873	—
Kathleen M. Holmgren	14,873	—

(3)	Ms. Alexandrian-Adams joined the board on January 31, 2018.

PROPOSAL TWO:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our stockholders are entitled to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with SEC rules. This is frequently referred to as a “Say on Pay” vote. This vote is intended to address the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this proxy statement with respect to their compensation, and not any specific item of compensation.

The Compensation Committee believes that our 2018 executive compensation program has been appropriately designed to advance stockholder interests through effective performance-based incentives with multi-year retention features. The last stockholder advisory vote on executive compensation was held in November 2017, and approximately 86 percent of votes cast were voted in favor of the Company’s compensation for its NEOs.

As described in further detail under the heading “Executive Compensation and Other Matters— Compensation Discussion and Analysis,” our executive compensation philosophy is designed to attract high quality candidates for senior leadership positions, to retain these employees, and to establish a total compensation program that motivates and rewards individual and team performance in a highly competitive industry. Our compensation programs are designed to align our executive officers’ performance with our goals and to create stockholder value.

We are asking our stockholders to indicate their support for our compensation arrangements with our NEOs as described in this proxy statement.

Vote Required and Board of Directors Recommendation

This proposal requires the affirmative vote of a majority of the votes cast for or against the proposal at the 2018 Annual Meeting, as well as the presence of a quorum representing a majority of the shares of our common stock entitled to vote at the 2018 Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

This “Say on Pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders in their vote on this proposal, and will consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. We currently expect to conduct the next advisory vote on executive compensation at our 2019 Annual Meeting of Stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

proposal three:

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

FOR THE FISCAL YEAR ENDING JUNE 30, 2019

The Audit Committee has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2019. KPMG has served as the Company’s independent registered public accounting firm since November 2010. A representative of KPMG is expected to be present at the 2018 Annual Meeting, will have an opportunity to make a statement if desired and will be available to respond to appropriate questions.

Representatives of our independent auditors normally attend most meetings of the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval policy. In addition, the charter provides that the Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals of permitted non-audit services that would otherwise be required to be pre-approved by the Audit Committee. Any pre-approvals granted under such delegation of authority are to be reported to the Audit Committee at the next regularly scheduled meeting. The Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve fees up $250,000 for permitted audit and non-audit services to be provided to the Company by its independent auditors.  For fiscal 2017 and 2018, all fees paid to our independent auditors were pre-approved in accordance with our pre-approval policy.

The Audit Committee on an annual basis reviews the services performed by the independent registered public accounting firm, and reviews and approves the fees charged by the accounting firm. As such, all services provided by the accounting firm as set forth in the table below under Principal Accounting Fees and Services were approved by the Audit Committee. The Audit Committee has considered the role of the independent registered public accounting firm in providing tax and other non-audit services to us and has concluded that these services are compatible with the accounting firm’s independence as our independent auditors.

Principal Accounting Fees and Services

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the fiscal years ended June 30, 2017 and June 30, 2018.

	2017	2018
Audit fees(1)	$2,190,000	$2,000,000
Audit related fees(2)	132,000	1,480,000
Tax Fees(3)	90,000	90,000
Total	$2,412,000	$3,570,000

(1)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)

Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The increase in fees year over year was related to additional work done in connection with the acquisition of the fabric-based secure networking solutions and network security solutions business from Avaya Inc. and the data center business from Brocade Communication Systems, Inc.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

Vote Required and Board of Directors Recommendation

Stockholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise by law. Our Board, however, is submitting the appointment of KPMG to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit

Committee will reconsider the selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present. Votes for or against this proposal, and abstentions will be counted as present for purposes of determining the presence of a quorum, but abstentions will not have any effect on the outcome of the vote on this proposal. If you sign and return a proxy card without giving specific voting instructions on this proposal, your shares will be voted in favor of the proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2019.

PROPOSAL four:

RATIFY AMENDMENT NO. 6 TO THE COMPANY’S AMENDED AND RESTATED

RIGHTS AGREEMENT TO EXTEND THE AGREEMENT UNTIL MAY 31, 2019

Background

Our Board is inviting stockholders to vote to ratify, on a nonbinding advisory basis, Amendment No. 6 to the Company’s Amended and Restated Rights Agreement, between the Company and Computershare Inc. as the rights agent (the Amended and Restated Rights Agreement, including as amended by Amendment No. 6 is referred to herein as the “Restated Rights Plan”) to extend the term of the Amended and Restated Rights Agreement until May 31, 2019. The Restated Rights Plan governs the terms of each right (“Right”) that has been issued with respect to each share of common stock of the Company. Each Right initially represents the right to purchase one one-thousandth of a share of Series A Preferred Stock (“Preferred Stock”) of the Company.

The Board believed it to be in the best interests of the Company to enter into and to extend the Restated Rights Plan to preserve the value of the Company’s deferred tax assets, including its net operating loss carry forwards, with respect to its ability to fully use its tax benefits to offset future income. The Restated Rights Plan was adopted in part in an effort to preserve stockholder value by attempting to protect against a possible limitation on our ability to use our net operating loss carry-forwards and other tax attributes (the “Tax Benefits”) to reduce potential future federal income tax obligations. As of June 30, 2018, the Company had net operating loss carry-forwards for U.S. federal and state tax purposes of $244.8 million and $66.1 million, respectively.  The U.S. federal net operating loss carry-forwards of $244.8 million will begin to expire in the fiscal year ending June 30, 2021 and state net operating losses of $66.1 million began to partially expire in the fiscal year ending June 30, 2018.

The unexpired balance of our Tax Benefits can generally be used to offset taxable income or income taxes (if any). Utilization of Tax Benefits to offset taxable income can, however, be limited if there is an ownership change, as discussed below. Because the amount and timing of our future taxable income cannot be accurately predicted, we cannot predict to what extent our Tax Benefits may ultimately be used to reduce our income tax liability. Although we are unable to quantify an exact value, we believe that the Tax Benefits are a very valuable asset. The Restated Rights Plan was adopted because the Board believed it to be in the Company’s and the stockholders’ best interests to attempt to prevent the imposition of limitations on use of the Tax Benefits.

The ability to use the Tax Benefits could be significantly impaired if there were an “ownership change” of the Company as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Determining whether an ownership change has occurred and the effect of an ownership change is complex. In general, to determine whether an ownership change has occurred on a testing date, the Company must compare the percentage of shares owned by each stockholder or groups of stockholders who own or are deemed to own directly or indirectly at least 5 percent of our stock (a “5-percent shareholder”) immediately after the close of the testing date to the lowest percentage of shares owned by such 5-percent shareholder at any time during the testing period (which is generally a three-year rolling period). The amount of the increase in the percentage of Company shares owned by each 5-percent shareholder whose share ownership percentage has increased is added together with increases in share ownership of other 5-percent shareholders, and an ownership change occurs if the aggregate increase in ownership by all such 5-percent shareholders exceeds 50 percent.

If an ownership change occurs, there is an annual limit on use of Tax Benefits (the “382 Limitation”) equal to (i) the aggregate value of our outstanding equity immediately prior to the ownership change (reduced by certain capital contributions made during the immediately preceding two years and certain other items) multiplied by (ii) the federal long-term tax-exempt interest rate in effect for the month of the ownership change. In calculating the 382 Limitation, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.” If the Company were to have taxable income in excess of the 382 Limitation following an ownership change, the Company would not be able to offset tax on the excess income with the net operating losses. Although any loss carry forwards not used as a result of any Section 382 Limitation would remain available to offset income in future years (again, subject to the Section 382 Limitation in such future years) until the net operating losses expire, an ownership change could significantly defer the utilization of the net operating loss carry forwards, accelerate payment of federal income tax and could cause some of the net operating losses to expire unused. Because the aggregate value of our outstanding stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the Section 382 Limitation upon the amount of our taxable income that could be offset by such loss carry forwards and credits if an ownership change were to occur in the future. Such limitation could, however, be material.

The Restated Rights Plan is designed to reduce the likelihood that the Company will experience an ownership change by discouraging any person (together with such person’s affiliates and associates), without the approval of the Board, from acquiring 4.95 percent or more of the outstanding common stock, or, if any person (together with such person’s affiliates and associates) already beneficially owns in excess of 4.95 percent or more of the outstanding common stock, from acquiring more shares of common stock, other than by exercise or conversion of currently existing warrants or as a result of a redemption of shares of common stock by the Company. There is no guarantee that the Restated Rights Plan will prevent the Company from experiencing an ownership change.

The following description of the Restated Rights Plan is qualified in its entirety by reference to the text of the Restated Rights Plan and thus should be read together with the full text of the Restated Rights Plan. The text of Amendment No. 6 was filed with the SEC on a Current Report on Form 8-K as Exhibit 4.1 on June 5, 2018. The material terms of the Amended and Restated Rights Agreement were incorporated by reference into the June 5 filing from Exhibit 4.1 of the Current Report on Form 8-K filed on April 30, 2012. We urge you to read carefully the Restated Rights Plan in its entirety, as the description below is only a summary.

Nature of Right:	When exercisable, each Right will initially entitle the holder to purchase one one-thousandth of a share of Preferred Stock.
Means of Distribution:

The Rights will be distributed to holders of the Company’s outstanding common stock at a dividend of one Right for each share of common stock. The Rights will also be attached to all future issuances of common stock prior to the Distribution Date (as defined below).

Exercise Price:

$150.00 per one one-thousandth of a share of Preferred Stock, which is the amount that in the judgment of the Board represents the long-term value of the common stock over the term of the Restated Rights Plan (the “Exercise Price”).

Term:	The Rights will expire upon the earlier of (i) May 31, 2019 or (ii) redemption or exchange by the Company as described in the Rights Agreement.
Redemption of Rights:	Rights are redeemable at a price of $.001 per Right, by the vote of the Board, at any time until the occurrence of a Flip-In Event (defined below).
Preferred Stock:

The Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such other series). Each share of Preferred Stock will have a preferential cumulative quarterly dividend in an amount equal to the greater of (a) $3,750 or (b) 1,000 times the dividend declared on each share of common stock. In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment equal to the greater of (a) $150,000 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share equal to 1,000 times the aggregate payment to be distributed per share of common stock. Each share of Preferred Stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other securities, cash and/or other property, each share of Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares (in integral multiples of one one-thousandth) of Preferred Stock will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

Rights in Event of Self-Dealing Transaction or Acquisition of Substantial Amount of common stock:

In the event that an Acquiring Person engages in certain self-dealing transactions or becomes a beneficial owner of 4.95 percent or more of the outstanding common stock (“Flip-In Events”), a holder of a Right thereafter has the right to purchase, upon payment of the then current Exercise Price, in lieu of one one-thousandth of a share of Preferred Stock, such number of shares of common stock having a market value at the time of the transaction equal to the Exercise Price divided by one-half the Current Market Price (as defined in the Restated Rights Plan) of the common stock. Notwithstanding the foregoing, Rights held by the Acquiring Person or any associate or affiliate thereof or certain transferees will be null and void and no longer be transferable.

Self-dealing transactions are defined to include a consolidation, merger or other combination of an Acquiring Person with the Company in which the Company is the surviving corporation, the transfer of assets to the Company in exchange for securities of the Company, the acquisition of securities of the Company (other than in a pro rata distribution to all stockholders), the sale, purchase, transfer, distribution, lease, mortgage, pledge or acquisition of assets by the Acquiring Person to, from or with the Company on other than an arm’s length basis, compensation to an Acquiring Person for services (other than for employment as a regular or part-time employee or director on a basis consistent with the Company’s past practice), a loan or provision of other financial assistance (except proportionately as a stockholder) to an Acquiring Person or the licensing, sale or other transfer of proprietary technology or know-how from the Company to the Acquiring Person on terms not approved by the Board or a reclassification, recapitalization or other transaction with the effect of increasing by more than 1 percent the Acquiring Person’s proportionate share of any class of securities of the Company.

Rights in Event of Business Combination:

If, following the occurrence of a Flip-In Event, the Company is acquired by any person in a merger or other business combination transaction in which the common stock is exchanged or converted or in which the Company is not the surviving corporation, or 50 percent or more of its assets or earnings power are sold to any person, each holder of a Right (other than an Acquiring Person, or affiliates or associates thereof) shall thereafter have the right to purchase, upon payment of the then current Exercise Price, such number of shares of common stock of the acquiring company having a current market value equal to the Exercise Price divided by one-half the Current Market Price of such common stock.

Exchange Option:

In the event (i) any person or group becomes an Acquiring Person or (ii) any of the types of transactions, acquisitions or other events described above as self-dealing transactions occur, and prior to the acquisition by such person or group of 50 percent or more of the outstanding shares of common stock, the Board may require all or any portion of the outstanding Rights (other than Rights owned by such Acquiring Person which have become void) to be exchanged for common stock on a pro rata basis, at an exchange ratio of one share of common stock or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s Preferred Stock having equivalent rights, preferences and privileges) per Right (subject to adjustment).

Fractional Shares:

No fractional shares of common stock will be issued upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of common stock.

Adjustment:

The Exercise Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of Rights associated with each share of common stock is also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

Rights as Stockholder:	The Rights themselves do not entitle the holder thereof to any rights as a stockholder, including, without limitation, voting rights or the right to receive dividends.
Amendment of Rights:

Until the Rights become nonredeemable, the Company may, except with respect to the redemption price, amend the Restated Rights Plan in any manner. After the Rights become nonredeemable, the Company may amend the Restated Rights Plan to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provisions, to shorten or lengthen any time period under the Restated Rights Plan, or to change or supplement any provision in any manner the Company may deem necessary or desirable, provided that no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person or its Affiliates or associates) or cause the Rights to again be redeemable or the Restated Rights Plan to again be freely amendable.

Although none of the Restated Rights Plan, our certificate of incorporation, our bylaws or applicable law require stockholder approval or ratification of the Restated Rights Plan, our Board has decided to request the stockholders ratify, on a nonbinding advisory basis, the extension of the Restated Rights Plan to May 31, 2019. If the extension of the Restated Rights Plan is not ratified by our stockholders as proposed, the Board will consider whether to terminate the Restated Rights Plan following the Annual Meeting or to permit the Restated Rights Plan to expire per its terms on May 31, 2019. Regardless, the Board may elect to extend the Restated Rights Plan or adopt a new stockholder rights plan at a future date if it determines that the adoption of a stockholder rights plan is in the stockholders’ best interests at that time.

Anti-Takeover Effects

While intended to reduce the risk of an “ownership change” within the meaning of Section 382 of the Code, and thereby preserve the current ability of the Company to utilize the Tax Benefits, the Rights could have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who becomes an Acquiring Person on terms not approved by the Company’s Board. The Rights should not interfere with any merger or other business combination approved by the Board since the Board may exempt such merger or business combination from the Restated Rights Plan. In addition, the Rights may be redeemed by the Company at any time as described above.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE EXTENSION OF THE TERM OF THE AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN TO MAY 31, 2019.

PROPOSAL five:

Approval of Amendment AND RESTATEMENT OF the 2014 Employee stock purchase plan

General

Our 2014 Employee Stock Purchase Plan (the “Purchase Plan”) is designed to provide our eligible employees and those of our participating subsidiaries with the opportunity to purchase shares of our common stock on periodic purchase dates through their accumulated payroll deductions. The Company expects that each offering under the Purchase Plan will be for a period of six months and will consist of consecutive offering periods of approximately six months in length. Offering periods begin on February 1 and August 1, or if such date is not a “trading day” (as defined in the Purchase Plan), the next trading day. Each participant in the Purchase Plan will be granted an option on the first day of the offering period and the option will be automatically exercised on the last day of each offering period during the offering period using the contributions the participant has made for this purpose. The purchase price for the common stock purchased under the ESPP is 85% of the lesser of the fair market value of the common stock on the first business day of the applicable offering period or on the last business day of the applicable offering period. The Purchase Plan administrator (as described below) has the power to change the duration of the offering periods.

We believe our success is due to our highly talented employee base and that future success depends on the ability to attract and retain high caliber personnel. The Purchase Plan is designed to more closely align the interests of our employees with those of our stockholders by encouraging employees to invest in our common stock, and to help our employees share in the Company’s success through the appreciation in value of such purchased stock. The Purchase Plan, together with our equity plan, are important employee retention and recruitment vehicles.

During fiscal years 2017 and 2018 the Company announced the acquisition of certain assets from Zebra Technologies, Avaya and Brocade. The Zebra asset acquisition was completed October 2016 (fiscal year 2017). The Avaya asset acquisition was completed in July 2017 (fiscal year 2018). The Brocade acquisition was completed in October 2017 (fiscal year 2018). As a result of these transactions, the total number of individuals eligible to participate in the ESPP more than doubled in to approximately 2,600 individuals from approximately 1,300 individuals, which was the number of persons eligible for grants on the first day of fiscal year 2017.

We are seeking stockholder approval of an amendment to the Purchase Plan that increases the maximum number of shares that will be made available for sale thereunder by 7,500,000 shares.

When the Purchase Plan was adopted and approved by our stockholders in 2014, the Purchase Plan had a maximum number of shares available for sale of 12,000,000 shares of common stock. As of July 31, 2018, an aggregate of 4,083,884 shares of common stock remained available for future issuance under the Purchase Plan. We estimate that, with an increase of 7,500,000 shares, we will have a sufficient number of shares of common stock to cover purchases under the Purchase Plan through August 2022. Consequently, we have, subject to stockholder approval, increased the aggregate number of shares that may be sold under the Purchase Plan by 7,500,000 shares of common stock. Our Board believes it is in the best interests of the Company and our stockholders to continue to provide our employees with the opportunity to acquire an ownership interest in the Company through their participation in the Purchase Plan, encouraging them to remain in our employ and more closely aligning their interests with those of our stockholders.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the amendment and restatement of the ESPP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE ESPP.

Summary of the Purchase Plan

The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, which is attached as Appendix A to this Proxy Statement.

General.    The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code but also permits us to include our non-United States employees in offerings not intended to qualify under Section 423. Each participant in the Purchase Plan is granted at the beginning of each offering under the Purchase Plan (an “Offering”) the right to purchase (a “Purchase Right”) through accumulated post-tax payroll deductions up to a number of shares of the Common Stock of the Company determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering, unless the participant has withdrawn from participation in the Purchase Plan prior to such date.

Shares Subject to the Purchase Plan.    The Purchase Plan currently authorizes the sale of an aggregate of 12,000,000 shares of the Company’s Common Stock. If the amendment and restatement of the Purchase Plan is approved then the Purchase Plan will authorize the sale of an aggregate of 19,500,000 shares of the Company’s Common Stock. If any Purchase Right expires, terminates or is canceled, the shares allocable to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan. To prevent dilution or enlargement of the rights of participants under the Purchase Plan, appropriate and proportionate adjustments to the number of shares subject to the Purchase Plan will be made if any change is made to the outstanding Common Stock by reason of merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or any similar change in the capital structure of the Company not involving the receipt of consideration by the Company.

Administration.    The Purchase Plan is administered by the Compensation Committee or other committee or subcommittee duly appointed by our Board of Directors to administer the Plan. Subject to the provisions of the Purchase Plan, the Compensation Committee determines the terms and conditions of Purchase Rights granted under the Purchase Plan. The Compensation Committee will interpret the Purchase Plan and the Purchase Rights granted, and all determinations of the Compensation Committee will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Right.

Eligibility.    Generally, any employee of the Company or any present or future parent or subsidiary corporation of the Company designated by the Compensation Committee for inclusion in the Purchase Plan is eligible to participate in an Offering under the Purchase Plan, so long as the employee is customarily employed for more than 20 hours per week and more than five months in any year. If any local laws applicable to any of our non-United States employees require that participation in the Purchase Plan be extended to additional classes of employees or otherwise impose different terms or restrictions on their participation, those requirements may be satisfied through separate Offerings under the Purchase Plan not intended to qualify under Section 423 of the Code, and such separate Offerings will be treated part of a “Non-423 Plan” component of the Purchase Plan. Employees in certain jurisdictions having unfavorable laws regarding stock purchase plans may be excluded from participating in the Purchase Plan. In any event, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the Purchase Plan.

Offerings.    Generally, each Offering under the Purchase Plan will be for a period of 6 months (an “Offering Period”), with new Offering Periods commencing on the first trading days of February and August of each year. The Compensation Committee may establish a different term for one or more Offerings, not to exceed 27 months, or different beginning or ending dates for any Offering Period.

Participation and Purchase of Shares.    Participation in an Offering under the Purchase Plan is limited to eligible employees who deliver a properly completed subscription agreement and, with the exception of non-United States employees for whom local law does not permit such deductions, who authorize payroll deduction contributions under the Purchase Plan prior to the first day of the Offering Period (the “Offering Date”). Payroll deductions may not exceed 15% (or such other rate as the Compensation Committee determines) of an employee’s compensation on any payday during the Offering Period. The Compensation Committee will specify alternative means for funding share purchases under the Purchase Plan by non-United States employees in jurisdictions where local law does not permit payroll deduction contributions. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

Subject to any uniform limitations or notice requirements imposed by the Company, a participant may decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to purchase shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

Subject to certain limitations and unless different terms are specified by the Compensation Committee, each participant in an Offering is granted a Purchase Right to of up to a maximum of $15,000 based on the purchase price as detailed in the following paragraph. In any event, no participant may be granted a Purchase Right that would allow the participant to purchase shares under the Purchase Plan or any other employee stock purchase plan of the Company or any of our subsidiaries having a fair market value (measured on the first day of the Offering Period in which the shares are purchased) exceeding $25,000 for each calendar year in which the Purchase Right is outstanding at any time. Further, the Purchase Plan provides that the maximum number of shares of Common Stock that may be purchased by all participants may not exceed 1.5 million shares on any purchase date during an Offering Period, unless the Compensation Committee establishes a different limit prior to the Offering Date. Purchase Rights are nontransferable and may only be exercised by the participant.

On each purchase date, the Company issues to each participant in the Offering the number of shares of Common Stock determined by dividing the amount of payroll deductions (or other funds that may have been contributed by certain non-United States participants) accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Compensation Committee but may not be less than 85% of the fair market value per share of Common Stock on the Offering Date or the purchase date, whichever is less. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the Nasdaq Global Select Market. Any amounts credited to a participant’s plan account not applied to purchase shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period, or will be refunded in the event the employee chooses not to participate in the Purchase Plan during such Offering Period.

Change in Control of the Company.    The Purchase Plan provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the Purchase Plan) becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock; (b) stockholder approval of a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company). If a Change in Control occurs, then, unless the surviving or acquiring corporation assumes or continues the outstanding Purchase Rights or substitutes equivalent rights for such corporation’s shares, the Purchase Plan participants’ accumulated payroll deductions will be applied to purchase shares of the Common Stock in the current Offerings on a date before the Change in Control specified by the Compensation Committee.

Termination or Amendment.    The Purchase Plan will continue until terminated by the Compensation Committee. The Compensation Committee may at any time amend, suspend or terminate the Purchase Plan, except that the approval of the Company’s stockholders is required within twelve months of the adoption of any amendment that either increases the number of shares authorized for issuance under the Purchase Plan or changes the definition of the corporations whose employees may participate in the Purchase Plan.

Plan Benefits

Given that the number of shares of common stock that may be purchased under the Purchase Plan is determined, in part, on the market value of our common stock on the first and last day of the Offering Period and that participation is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of shares that were purchased since inception of the plan until June 30, 2018 under the Purchase Plan, and (b) the average per share purchase price paid for such shares:

		(a)	(b)
Name	Position	Number of Shares Purchased	Average Per Share Exercise Price
Edward B. Meyercord	President, Chief Executive Officer, and Director	26,595	$2.40
Robert Gault	Chief Revenue and Services Officer	—	$—
Benjamin Drew Davies	Executive Vice President and Chief Financial Officer	10,303	$4.86
Executive Group (1)		36,898	$3.08
Non-Executive Director Group (2)		—	$—
Non-Executive Officer Employee Group (3)(4)		7,879,218	$3.59

(1)	The Executive Group is composed of the three executive officers listed above.
(2)	The Non-Executive Director Group is composed of Board members except Edward B. Meyercord. Directors who are not employees of the Company are not eligible to participate in the Purchase Plan.
(3)	The Non-Executive Officer Employee Group is composed of all our employees worldwide minus the Executive Group.
(4)	The Non-Executive Officer Employee Group average per share exercise price is calculated as a weighted average.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2018, certain information with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than five percent of our common stock, (ii) each named executive officer, (iii) each of our directors and director nominees, and (iv) all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Extreme Networks, Inc., 6480 Via del Oro, San Jose, California 95119.

Name(1)	Amount of Beneficial Ownership(2)	Percent of Class (3)
Non-Employee Directors:
Charles P. Carinalli, Director	371,353	*
Edward H. Kennedy, Director(4)	340,506	*
Raj Khanna, Director	109,523	*
John C. Shoemaker, Director	337,006	*
Kathleen M. Holmgren, Director	67,920	*
Maryam Alexandrian-Adams	—	—
Named Executive Officers:
Edward B. Meyercord, President, Chief Executive Officer, and Director(5)	1,260,104	*
Benjamin Drew Davies, Executive Vice President, Chief Financial Officer(6)	108,847	*
Robert Gault, Executive Vice President, Chief Revenue and Services Officer (7)	255,030	*
All Executive Officers and Directors as a Group (8 persons)	2,850,289	2.45%

5% Owners:
BlackRock Inc.(8)	15,107,599	13.01%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(9)	9,917,162	8.54%
100 Vanguard Blvd.
Malvern, PA 19355

*	Less than 1 percent.
(1)

Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days of June 30, 2018.
(3)

Calculated on the basis of 116,123,564 shares of common stock outstanding as of June 30, 2018, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days of June 30, 2018 are deemed to be outstanding for purposes of calculating that stockholder’s percentage of beneficial ownership. These shares are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

(4)	Includes 15,000 shares issuable pursuant to options exercisable within 60 days of June 30, 2018.
(5)

Includes 765,000 shares issuable pursuant to options exercisable within 60 days of June 30, 2018. Includes 70,480 RSUs & 21,678 PSUs vesting with 60 days of June 30, 2018, including shares that will be withheld to satisfy the tax obligation upon vesting.

(6)	Includes 16,148 RSUs vesting within 60 days of June 30, 2018 including shares that will be withheld to satisfy the tax obligation upon vesting.
(7)

Includes 31,250 shares issuable pursuant to options exercisable within 60 days of June 30, 2018. Includes 57,556 RSUs & 33,336 PSUs vesting within 60 days of June 30, 2018 including shares that will be withheld to satisfy the tax obligation upon vesting.

(8)

Based on information supplied by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on April 6, 2018. BlackRock, Inc. is deemed to have sole voting power for 14,839,135 of these shares, shared voting power of 0 of these shares, sole dispositive power for 15,107,599 of these shares, and shared dispositive power of 0 of these shares.

(9)

Based on information supplied by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 9, 2018. The Vanguard Group is deemed to have sole voting power for 218,071 of these shares, shared voting power for 7,180 of these shares, sole dispositive power for 9,699,711 of these shares, and shared dispositive power for 217,451 of these shares.

EXECUTIVE COMPENSATION AND OTHER MATTERS

2018 Compensation Decisions

For the fiscal year ended June 30, 2018, our executive officers, which also consist of our NEOs and their respective titles were as follows:

Name	Title
Edward B. Meyercord	President, Chief Executive Officer, and Director
Benjamin Drew Davies	Executive Vice President and Chief Financial Officer
Robert Gault	Chief Revenue and Services Officer

Executive Officers

Set forth below are the name, age, position of and biographical information about each of the Company’s executive officers, as of the date of this proxy statement.

Edward B. Meyercord

Mr. Meyercord’s biography is included with the other members of the Board of Directors above.

Benjamin Drew Davies

Mr. Davies, age 52, joined the Company in June 2016 and serves as our Executive Vice President and Chief Financial Officer. Most recently, Mr. Davies held the position of Vice President, Controller at Marvell Semiconductor, Inc., a publicly traded semiconductor company, from December 2015 until May 2016. Prior to that, Mr. Davies was the Senior Vice President, Corporate Controller at Spansion, Inc., a publicly traded provider of flash memory products which merged with Cypress Semiconductor Corporation, a publicly traded semiconductor company in March 2015, from August 2012 to December 2015. Prior to Spansion, Mr. Davies was Corporate Controller at Intersil Corporation, a publicly traded semiconductor company, from April 2009 to August 2012, and served as operations controller at Intersil from March 2008 to April 2009. He also served as Chief Financial Officer of Nanoconduction, Inc. from March 2007 to March 2008, and as Director Finance and Administration for STATSChipPac from September 1999 to March 2007. Mr. Davies held various finance roles at Micron Custom Manufacturing Services from November 1992 to September 1999. Mr. Davies has a B.S. in business accounting from the University of Idaho and an M.B.A. from Santa Clara University.

Robert Gault

Mr. Gault, age 55, joined the Company in December 2014 as our Vice President, Worldwide Partner Organization and was promoted to serve as our Executive Vice President, Worldwide Sales, Services and Channels in April 2015 and was promoted to Chief Revenue and Services Officer in July 2017. Prior to joining the Company, Mr. Gault served as Vice President, Cloud and Managed Services at Cisco Systems, Inc., a publicly traded networking solutions company, from July 2009 to December 2014. Prior to that, he served as Vice President, U.S. Service Provider Channels at Cisco from June 2005 to June 2009, and as Operations Director at Cisco from June 2000 to June 2005. Mr. Gault also served as Global Account Manager for Sprint from June 1987 to November 1996. Mr. Gault holds a B.S. degree in business from West Chester University.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains the objectives and operation of the Company’s executive compensation program in fiscal 2018, particularly with respect to the Company’s NEOs. The Compensation Committee oversees the Company’s compensation programs and has the sole authority to establish the compensation paid to the Company’s NEOs.

2018 Performance Highlights

Our operations and financial performance during fiscal 2018 were as follows:

•	Net revenue of $983.1 million, increased 61.9% from fiscal 2017 net revenue of $607.1 million.
•	Total gross margin of 54.4% of net revenue in fiscal 2018, compared to 54.5% in fiscal 2017.
•	Total Non-GAAP gross margin of 57.9% of net revenue in fiscal 2018, compared to 57.2% in fiscal 2017.
•	GAAP net loss for the fiscal year was $46.8 million, or $0.41 per basic share, an increase of $45.0 million and $0.39 per basic share, year-over-year.
•	Non-GAAP net income was $78.0 million, or $0.65 per diluted share, or an increase of $20.4 million and $0.13 per diluted share, year-over-year.

A GAAP to non-GAAP reconciliation for non-GAAP performance measures is attached as Exhibit B to this proxy statement.

During fiscal year 2018, Extreme experienced a 62% year-over-year revenue growth.  These results reflect continued execution toward our strategic objectives, including results from the recently acquired fabric-based secure networking solutions and network security solutions business from Avaya Inc. and the data center business of Brocade Communication Systems, Inc. Fiscal year 2018 year-over-year revenue growth also includes a full year contribution from the wireless local area network business from Zebra Technologies Corporation that was acquired in October 2016.

The following tables depict our Total Shareholder Return (“TSR”) for the one, three, and five-year periods ending June 30, 2018.

2018 Compensation Highlights

Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance. For fiscal 2018, our performance was reflected in the compensation of our NEOs in a number of ways:

•

For fiscal 2018, our Compensation Committee selected semi-annual financial performance goals under the Extreme Incentive Plan, our short-term cash incentive plan, consistent with our annual operating plan. Based on the Company’s achievement of the applicable goals, we funded the Extreme Incentive Plan at 55% and 19.8% of target for each of the first and second halves of fiscal 2018, respectively. This resulted in a total payout below target for the full fiscal year.

•

In fiscal 2018, equity grants to our NEOs included time-based restricted stock units (“RSUs”) vesting over a period of three years and performance-based restricted stock units (“PSUs”) that could only be earned if the Company achieved or exceeded U.S. generally accepted accounting principles (“GAAP”) earnings of $0.32 per share over two (2) consecutive quarters during the applicable performance period, which started on August 23, 2017. These PSUs will be forfeited if the GAAP earnings per share are not achieved by August 23, 2020.

Compensation Philosophy and Objectives

Our guiding compensation principle in establishing executive compensation is to align compensation with the creation of stockholder value while achieving the Company’s strategic objectives and financial goals. Consistent with this principle, we seek to provide a competitive total compensation package that allows us to attract high quality candidates for senior leadership positions, to retain these employees, and to establish a total compensation program which motivates and rewards individual and team performance in alignment with our short- and long-term business strategies and objectives. Our compensation program is designed to provide accountability at both the individual and team level with respect to both absolute and relative competitive performance. We also align the interests of our executives and our stockholders by providing variable compensation to our executives that is directly linked to the performance of the Company and to our stock price. As illustrated below, a substantial portion of our NEOs’ fiscal 2018 compensation was directly tied to Company and stock price performance.

Annual compensation for a given executive is determined with reference to competitive market data, as well as the individual’s experience, knowledge, skills, education and performance.

CEO Compensation and Company Performance (FY16 – FY18)

As noted above, a significant portion of fiscal 2018 compensation to our CEO and other NEOs was tied to specific financial and stock price performance objectives. Overall compensation levels for fiscal 2018 decreased relative to fiscal 2017 primarily due to lower payouts under the Extreme Incentive Plan and a lower value of stock unit awards in 2018.

The following chart depicts our CEO’s actual total direct compensation (consisting of base salary, actual bonus and the grant date fair value of equity awards granted in the year) as compared to our absolute TSR over the last three fiscal years, showing alignment between our CEO’s actual total direct compensation since the year of his hire and our TSR over the same period.

Compensation Best Practices

The Company’s executive compensation program includes a number of features intended to reflect best practices and to help ensure that the program aligns with stockholder interests:

•

Extreme Incentive Plan payouts tied to financial metrics.  In fiscal 2018, the Extreme Incentive Plan provided for cash bonuses tied to the achievement of key Company financial metrics approved by the Compensation Committee.

•

Reasonable time-based equity grants.    In fiscal 2018, the Company granted time-based restricted stock units to its NEOs that vest based on continued service over three years, in order to encourage retention and to tie realizable compensation from such equity grants to the Company’s long-term stock price.

•

Performance equity awards.    In August 2017, the Company granted PSUs (“August PSUs”) to its NEOs that could only be earned if the Company’s GAAP earnings met or exceeded $0.32 per share over two (2) consecutive quarters during the applicable performance period, which started on August 23, 2017. Once the PSUs are earned, they become subject to time-based vesting. The total performance and vesting period of these awards, if earned, is three years from the date of grant. Such PSUs have not been earned.

•	No compensation guarantees. The Company does not guarantee to its NEOs continued employment or salary increases, bonuses, pension arrangements, equity grants or deferred compensation arrangements.

•

Limited perquisites.    The Company provides minimal perquisites to our NEOs. Generally, Company benefits (such as medical and dental insurance, the employee stock purchase plan (“ESPP”) and the 401(k) plan match) are available to all full-time U.S. employees. All perquisites are approved by the Compensation Committee and are intended to attract and retain executives or to facilitate their focus on their duties to the Company.

•

Reasonable severance benefits.    The Company maintains an Executive Change in Control Severance Plan that provides a reasonable level of severance benefits for NEOs whose employment is terminated “without cause” or “for good reason” as defined in the plan in connection with a change in control. This provides consistency and predictability in the Company’s treatment of such executive officers upon termination of employment and encourages our executives to continue to serve the Company through a potential change in control transaction.

•

Mitigation of compensation-related risk.    The Company has adopted policies, including an insider trading policy, which policies are subject to oversight by independent Committees of the Board, to mitigate compensation-related risk.

•

No hedging or speculative transactions of securities.    In accordance with our insider trading policy, all executive officers and directors, are prohibited from engaging in speculative transactions in Company securities, including engaging in short sales, engaging in transactions with respect to put options, call options or other derivative securities, or engaging in any other forms of hedging transactions.

•

Recoupment or claw-back policy.    The Company has adopted a recoupment policy, sometimes called a “claw-back” policy, which allows the Company to recover incentive based compensation paid to any current or former executive officer under certain circumstances.

2017 “Say on Pay” Advisory Vote on Executive Compensation

The Company provided stockholders with an advisory vote on executive compensation at the 2017 Annual Meeting. During that meeting, approximately 86% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The Committee considered the results of our 2017 advisory vote and investor feedback when making executive compensation decisions for fiscal 2018. During fiscal 2018 we continued our institutional shareholder outreach efforts to help ensure our compensation policies align our executive compensation with shareholder interests.

Compensation Process

Our Compensation Committee, in consultation with the Board and the Company’s human resources group, designs and oversees the Company’s compensation programs and compensation philosophy. Throughout the year, the Chair of our Compensation Committee meets with our Chief People Officer, who joined the company in December 2017, and other members of our human resources and legal departments to monitor issues relating to executive compensation. At the end of the fiscal year, our Chief Executive Officer conducts a qualitative and quantitative assessment of each senior officer’s performance for the past fiscal year based upon the officer’s individual and corporate goals and objectives, and reports to the Compensation Committee regarding his proposals regarding compensation adjustments for the NEOs (other than with respect to himself). The Compensation Committee independently assesses the performance and compensation of our Chief Executive Officer and our Chief Executive Officer is not present in meetings when his compensation is discussed. As set forth in additional detail below, in connection with its compensation oversight and approvals, the Compensation Committee reviews:

•	the compensation paid to similarly situated executives in comparable companies in our peer group;

•	our competitive position relative to comparable companies in our industry; and

•	the total compensation budget for the Company.

Additional details regarding the operation and duties of the Compensation Committee are also set forth in the “Compensation Committee” section above.

Compensation Consultant

In connection with our desire to make our executive compensation competitive, to more closely tie future compensation to performance and to further align executive compensation with stockholder value, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm with expertise in the technology sector, to assist it in the performance of its duties and to advise it with respect to compensation matters for fiscal 2018. In its role as independent compensation consultant and at the request of the Compensation Committee, Compensia participated in Compensation Committee meetings and provided compensation advice to the Compensation Committee on:

•	competitiveness of NEO compensation levels as compared to our peer group;

•	revisions and additions to the Company’s peer group, goal metrics and bonus design;

•	compensation mix between cash and equity; and

•	developments in legislation and regulation affecting executive compensation.

Although the Company pays Compensia’s fees for its engagement by the Compensation Committee, the Compensation Committee has sole discretion with respect to Compensia’s continued engagement and assignments. Additional details regarding the Compensation Committee’s relationship and review of Compensia are also set forth in the “Compensation Committee” section above.

Peer Group Selection and Review

The Compensation Committee looks at a variety of factors when setting pay including competitive market data, as well as the individual’s experience, knowledge, skills, education and performance. The Compensation Committee evaluates pay competitiveness on an element-by-element basis, as well as on a total compensation basis. The peer group data reviewed includes a range of pay levels including the 25th, 50th and 75th percentile of the members of the peer group to reflect a range of pay to be considered when determining individual pay elements. While the Compensation Committee does not establish compensation levels by benchmarking to our peer group, the Compensation Committee reviews the practices of members of the peer group to better understand and assess the competitiveness of the compensation that the Company pays to its executives, both with respect to each compensation element and the overall compensation package.

On May 8, 2017, following consultation with Compensia, the Compensation Committee approved our peer group for fiscal year 2018 compensation decisions. The peer group included the following companies:

ADTRAN, Inc.		Plantronics
Brocade	Infinera Corporation	Super Micro Computer
Ciena	InterDigital, Inc.	Synaptics
Fabrinet	Lumentum	Ubiquiti Networks
Cray	NETGEAR, Inc.	ViaSat
Finisar Corporation	Netscout	Viavi Solutions

The fiscal 2018 peer group differed from the fiscal 2017 peer group.  Ixia, QLogic, Ruckus and Silicon Graphics were removed because they were acquired. Barracuda, Black Box, Calix, Harmonic, ShoreTel, Silver Springs Networks and TESSOCO were removed because their financial criteria were outside our parameters.  The primary reason for the large number of changes made on May 8, 2017 was due to the substantial increase in revenue that was expected to be realized in fiscal 2018 with the then anticipated acquisition of certain Brocade and Avaya business units.  The peer group for fiscal 2018 was comprised of computer networking and communication equipment companies and other high-tech companies with approximately $440 million to $2.8 billion in revenue and market capitalizations of $260 million to $6.6 billion at the time selected for inclusion in the peer group.

Compensation Program Elements

The main elements of our compensation program and their respective purposes are as follows:

Element	Purpose
Base salary	Attract and retain talented employees. Serves as the primary element of fixed compensation.

Extreme Incentive Plan	Encourage and reward overall company performance relative to our current plans and objectives, particularly in the short term.

Time-based and performance-based long-term equity incentives	Promote the achievement of longer-term financial and strategic objectives. Encourage employee retention. Align the interests of executives and stockholders.

Change in control and severance benefits

Retain executives during the pendency of a proposed change in control transaction. Avoid adverse impacts to the morale of executives and of uncertainty regarding continued employment. Align the interests of executives and stockholders in the event of a change in control. Assist with the recruitment of executives and other key employees.

Benefit plans

Attract and retain talented employees. Provide health and welfare benefits with assurance of financial support in the event of illness or injury. Encourage retirement savings. Encourage additional equity ownership by employees.

Base Salaries

The base salary for each NEO initially is set at the time the NEO commences employment with the Company and is reviewed annually. In its annual review of NEO base salaries, the Compensation Committee considers the recommendations of the Chief Executive Officer, the performance of each NEO (as evaluated by the Chief Executive Officer, except with respect to his own performance), and data provided by Compensia from the Company’s peer group with respect to base salary, total target cash compensation and total direct compensation (which includes equity awards). In fiscal 2018, following consideration of the foregoing factors, the Compensation Committee determined  to increase the annual base salaries of our NEOs from their 2017 levels. The base salaries for the NEOs for fiscal 2018 were as follows:

Named Executive Officer	FY2017 Base Salary Annualized	FY2018 Base Salary Annualized
Edward B. Meyercord	$600,000	$625,000
Benjamin Drew Davies	$350,000	$400,000
Robert Gault	$345,000	$410,000

Short-Term Cash Incentives

Extreme Incentive Plan

Our Compensation Committee establishes an incentive plan each year under our Extreme Incentive Plan, which is applicable to our employees (other than sales personnel on commission), including all of the NEOs. The Extreme Incentive Plan is designed to reward Company performance relative to our current plans and objectives, particularly in the short term. The structure and elements of the plan are reviewed and modified annually based upon expectations for our business derived from our annual operating plan, as amended to address business changes during fiscal 2018. The Compensation Committee does not adhere to a strict formula in determining performance goals. Instead, considering peer group data and the Company’s recent and anticipated performance, the Compensation Committee employs a flexible approach that enables it to choose performance metrics that are designed to allow the Company to adjust to evolving market conditions.

As in fiscal 2017, the Extreme Incentive Plan for fiscal 2018 approved by the Compensation Committee provided for semi-annual payouts based on the Company’s achievement of predetermined performance goals for each of the first and second halves of fiscal 2018. The Compensation Committee implements the bonus program through semi-annual bonus targets in order to allow it to adjust the performance targets at mid-year after considering changes in the industry and the Company’s business.

For the July 1, 2017, December 31, 2017 period, the Extreme Incentive Plan was funded and earned based on the achievement of pre-established GAAP Revenue, Non-GAAP Operating Income and GAAP Operating Income goals. For our NEOs, the GAAP Revenue goal was weighted at 25%, the Non-GAAP Operating Income goal was weighted at 50% and the GAAP Operating Income goal was weighted at 25%. For the January 1, 2018 –June 30, 2018 period, the Extreme Incentive Plan was funded and earned based on the achievement of pre-established GAAP Revenue, Non-GAAP Operating Income and GAAP Operating Income goals with the same weighting as the July 1, 2017 to December 31, 2017 period. With respect to each semi-annual performance period, no awards would be earned unless one of the goals were achieved at a minimum 85% of target level (“Target Level”), at which point bonuses were to be paid at 50% of target. Performance beyond Target Level achievement could result in payouts of up to a maximum of 150% of target.

The semi-annual targets for the Extreme Incentive Plan disclosed in the table below were based on projections of the above components derived from the Company’s annual operating plan. For the semi-annual performance period, Non-GAAP Operating Income constituted GAAP net income, but adjusted for amortization of acquired intangibles, share-based compensation, acquisition, integration and restructuring costs, acquired inventory adjustment, re-measurement of contingent consideration liability and litigation expenses.  The Compensation Committee believed the adjustments to the components used in calculating this metric are reasonable and appropriate because the charges and adjustments are not items that can be influenced by most of the Company’s employees and such charges and adjustments may have multi-year impacts.

The July 1 to December 31, 2017, semi-annual Company performance period goals and the results achieved are as follows (dollars in millions):

Financial Metric	Gross Target	Actual	Attainment	Performance Scale	Weight
GAAP Revenue	$460.5	$442.8	96.1%	87.0%	25%
Non GAAP Operating Income	$47.1	$44.8	90.9%	69.7%	50%
GAAP Operating Income	$(20.0)	$(26.7)	0.0%	0.0%	25%

The Compensation Committee approved a plan payout for the first half of FY18, at 55% of the target pool which was slightly lower than the three component’s results describe above.

The January 1 to June 30, 2018, semi-annual Company performance period goals and the results achieved are as follows (dollars in millions):

Financial Metric	Gross Target	Actual	Attainment	Performance Scale	Weight
GAAP Revenue	$575.2	$539.9	94.0%	79.0%	25%
Non GAAP Operating Income	$77.2	$51.8	Below Threshold	0.0%	50%
GAAP Operating Income	$31.0	$(11.6)	Below Threshold	0.0%	25%

Overall, for the second half FY18 semi-annual period, based on the same 3 components’ achievement generated a weighted payout of 19.8% of target.

The table below reflects the incentive compensation paid to each of the NEOs in fiscal 2018 under the Extreme Incentive Plan, as well as the bonus targets (as a percentage of base salary) for each NEO.  We believe the “at risk” portion of the NEO’s compensation package, such as the short-term incentives, should increase with the ability to affect Company performance, the role of the NEO and other market factors. This philosophy is reflected in the “target bonus as a percent of base salary” that was approved by the Compensation Committee and is set forth below. For fiscal 2018, our Compensation Committee increased the target bonuses of our NEOs (except for Mr. Gault) following consideration of the recommendations of the Chief Executive Officer, the performance of each NEO (as evaluated by the Chief Executive Officer, except with respect to his own performance), and data provided by Compensia from the Company’s peer group.

Named Executive Officer	1st Half Compensation	Target Bonus as % of Base Pay	1st Half Perf Factor	EIP Paid Feb 2018	2nd Half Compensation	Target Bonus as % of Base Pay	2nd Half Perf Factor	EIP Paid Aug 2018	Total Compensation from EIP for FY18
Edward B. Meyercord	$310,417	130%	55%	$221,948	$312,500	130%	19.8%	$80,438	$302,386
Benjamin Drew Davies	$195,833	65%	55%	$70,010	$200,000	65%	19.8%	$25,740	$95,750
Robert Gault	$199,583	100%	55%	$109,771	$205,000	100%	19.8%	$40,590	$150,361

These amounts are provided in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

Payouts under the Extreme Incentive Plan for FY18 resulted in a total payout at approximately 37%, of target, which was below the Target Level for the NEOs for the full fiscal year.

A GAAP to non-GAAP reconciliation for non-GAAP performance measures is attached as Exhibit B to this proxy statement.

Long-Term Equity Incentive Compensation

We provide equity awards under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) to our NEOs in order to promote the achievement of longer-term financial and strategic objectives, to encourage employee retention and to align the interests of our officers and of our stockholders. As appropriate, these awards may include both time-based equity awards, which are tied to retention of the executive with the Company, and performance-based equity awards, which in fiscal 2018 were tied to Company performance in meeting certain objectives with respect to its financial performance. In fiscal 2018, the Company awarded time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”).  From time to time, the Company may also award stock options or performance stock options (“PSOs”).

Our RSUs vest over three years, subject to continued service to the Company. We believe that they are an effective retention and compensatory tool because they retain value even during a challenging economic environment, while still providing an incentive to enhance stockholder value since they become more valuable when the market price of our stock increases. Our PSUs represent the right to receive a certain number of shares of the Company’s common stock based upon the Company’s attainment of performance measures related to its stock price or financial performance, as described below, and may also be subject to a time-vesting schedule.

New Hire Awards

Generally, we grant equity awards to our new employees, including our NEOs, in connection with the commencement of their employment to induce them to join us and to tie their long-term compensation to future increases in our stock price. The type of grants, the aggregate amounts, and the vesting terms of the new-hire grants to NEOs are determined by our Chief Executive Officer and the Chairman of the Compensation Committee with the NEOs, and reviewed and approved by our Compensation Committee in consideration of such NEOs ability to influence Company performance and such NEOs prior experience. Our new hire awards typically are larger than the annual awards made to executives during their continued period of employment. We did not grant any new hire awards in fiscal 2018 to any NEO, as each of our NEOs were hired prior to the beginning of fiscal 2018.

Annual Awards

We also make annual grants to our NEOs, with the goal of more closely aligning the interests of management and our stockholders by providing continued incentives to our NEOs in order to retain strong executives and improve corporate performance. Awards to NEOs other than the Chief Executive Officer, including both the size and type of the award, are recommended to the Compensation Committee, by our Chief Executive Officer. Compensia provides peer group data and analysis in connection with this annual review and advises the Compensation Committee in connection with its review. Compensia also advises the Compensation Committee on the size and type of the award to be granted to our Chief Executive Officer.

In August 2017, the Compensation Committee approved grants of RSUs and PSUs for Messrs. Meyercord, Davies and Gault. The RSUs awarded to Messrs. Meyercord, Davies and Gault vest over three years, with 1/3rd of the RSUs vesting on the first anniversary of the grant date and 1/12th of the RSUs vesting on each quarterly anniversary thereafter, subject to the executive’s continued service to the Company. The PSUs granted to Messrs. Meyercord, Davies and Gault represented the right to receive one share of our common stock to the extent earned. The PSUs could only be earned if the Company met or exceeded GAAP earnings of $0.32 per share over two (2) consecutive quarters during the applicable three year performance period, which started on August 23, 2017. When these PSUs were earned, they will began vesting in accordance with the time-based vesting schedule applicable to the RSUs granted on the same day, and any units that would have already been vested in accordance with the time-based vesting schedule would have vested immediately when the PSUs were earned. If the PSUs are not earned by August 23, 2020, they will be automatically forfeited. The performance targets for these PSUs as of June 30, 2018 have not been met.

Unvested Previous Awards

In May 2017, the Compensation Committee approved grants of PSUs to each of our NEOs. The Compensation Committee determined to make these grants to provide the executives with a multi-year, long term performance based incentive that would provide rewards for exceptional performance. One-half of the PSUs are earned based on the Company’s stock price appreciation (the “Stock Price PSUs”), and one-half of the PSUs are earned based on the Company’s total stockholder return relative to the S&P Small Cap 600 Capped Information Technology Index (the “TSR PSUs”).

The Stock Price PSUs represent the right to receive a number of shares of common stock up to 1 and 1/3rd of the target number of Stock Price PSUs. They are earned and vest as follows based on the average adjusted closing stock price of the Company’s common stock for the 90 days ending as of May 4, 2020, subject to the NEO’s continued service through the certification of performance:

Average adjusted closing stock price	Shares earned
at least $8.96 but less than $11.63	1/3rd
at least $11.63 but less than $13.15	2/3rds
at least $13.15 but less than $16.56	100%
$16.56 or more	1 and 1/3rd

No PSUs are earned if such average adjusted closing stock price is less than $8.96.

The TSR PSUs represent the right to receive a number of shares of common stock up to 130% of the target number of TSR PSUs. They are earned and vest as follows based on the positive percentage point difference between the Company’s total stockholder return and the total stockholder return for the S&P Small Cap 600 Capped Information Technology Index over the performance period from May 4, 2017 to May 4, 2020, subject to the NEO’s continued service through the certification of performance:

Level	Percentage point difference between Company TSR and index TSR	Shares earned
Threshold	0%	0%
Target	+ 25%	100%
Maximum	+ 35%	130%

Total stockholder return is calculated based on the 90-day average stock price at the beginning and end of the performance period. Linear interpolation is generally used to determine the number of shares earned for achievement between threshold and target levels and between target and maximum levels. However, if the Company’s total stockholder return over the performance period is negative, the number of shares earned will be capped at 100% of the target number of TSR PSUs.

The following table sets forth information on the grants of equity awards made to Messrs. Meyercord, Davies and Gault in fiscal 2018:

		Number of	Number of
		Shares	Shares
		Subject to	Subject to
Name	Grant Date	RSU Grant	PSU Grant
Edward B. Meyercord
	8/23/2017		219,828
	8/23/2017	146,552
Benjamin Drew Davies
	8/23/2017		48,491
	8/23/2017	48,491
Robert Gault
	8/23/2017		48,491
	8/23/2017	48,491

Equity Awards Earned in Fiscal 2018

No performance based awards were earned in Fiscal 2018.

Change in Control and Severance Arrangements

Each of our NEOs is employed at-will. However, from time to time, we implement plans or enter into agreements that would provide benefits payable to certain employees, including the NEOs, in connection with qualifying terminations of their employment or a change in control. These benefits assist us in our recruiting efforts and are competitive compared to our peer group. Additionally, without change in control benefits, NEOs may be distracted by the transaction process or may terminate their employment prior to the closing of the change in control, particularly if they do not wish to remain with, or believe they will not be retained by, the remaining entity after the transaction closes. Such departures could jeopardize the consummation of a potential transaction or our interests should the transaction not close. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value and align the NEOs’ interest with those of our stockholders.

Our agreements with NEOs and our Executive Change in Control Severance Plan are described under “Summary of Employment and Other Agreements” below. The potential payments that each NEO would have received if a change in control or termination of employment had occurred on June 30, 2018 are set forth under “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

Perquisites.    Generally, the Company does not provide perquisites or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes.

During fiscal 2018, Mr. Davies received a bonus in the amount of $101,647 which amount included a tax gross up to reimburse him for relocation expenses and the Company paid for spousal travel expenses for Messrs. Meyercord and Gault, in connection with an annual award trip to recognize top sales performers, where significant others or family members were invited for all participants.

Other Personal Benefits.    We do not provide a fixed vacation allowance for NEOs and other US employees, as they may be required to travel extensively and are required to be available to us even while vacationing. We provide our NEOs who joined the Company before May 4, 2016 with a special benefit in the event of their death or disability which includes a cash payment and full vesting of any outstanding time-based equity awards. See “Summary of Employment and Other Agreements” for more information on this death and disability benefit. We provided our NEOs in fiscal 2018 (other than Mr. Davies) with an executive disability insurance top-up program, which provides additional disability benefits to such NEO in addition to the Company’s basic long-term disability plan. This additional benefit is intended to make sure that the income provided to an NEO in the event of their disability is representative of their pre-disability earnings at the same percentage as other employees. We do not provide a defined benefit retirement pension plan, deferred compensation plan, or the use of company vehicles to our NEOs.

We provide other customary benefits to our NEOs that we provide to all of our full-time U.S. based employees. Those benefits include: medical, dental, vision and prescription drug insurance coverage; flexible spending contribution plan; disability insurance; life insurance; business travel insurance; 401(k) savings plan with employer match up to a predetermined percentage; educational assistance; employee assistance program; employee stock purchase plan (ESPP); and paid holidays.

All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

See the Summary Compensation Table for more information on the benefits described above.

Tax Considerations

 Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 ("TCJA") was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to the chief executive officer or any of the next three most highly compensated executive officers (other than the chief financial officer) that did not qualify as performance-based in accordance with Section 162(m). In connection with fiscal 2018 compensation decisions, the Compensation Committee considered the potential tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code and sought to qualify certain elements of executive compensation as performance-based while also delivering competitive levels and forms of compensation.  Under the TCJA, the “qualified performance-based compensation” exception was eliminated and the $1 million deduction limit on deductibility generally was expanded to include all named executive officers, including the chief financial officer. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date (“Pre-TCJA Compensation Agreements”).  Certain equity grants made under our 2013 Equity Incentive Plan may be deemed to be Pre-TCJA Compensation Agreements. Subject to these “grandfathering” rules, the Company may no longer take a tax deduction for any compensation paid to its named executive officers in excess of $1,000,000 in any tax year beginning on or after January 1, 2018.

Compensation Risk Evaluation

The Compensation Committee has reviewed compensation-related risks and does not believe the Company’s compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•

The base salary and cash bonus components of the compensation program are designed to provide income independent of the Company’s stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics.

•

The cash bonus and equity components of compensation are designed to reward both short- and long-term company performance, which discourages employees from taking actions that focus solely on the short-term success of the Company.

•

Because operating income performance was used for determining cash bonus payments in fiscal 2018, executives and other employees were encouraged to take a balanced approach that focuses on generating corporate revenue while taking into account operating expenses.

•	The Company’s operating income performance target is applicable to executives and employees (other than most sales employees) alike, regardless of functional group.

•	The Company caps the performance-based incentives (cash bonus) for the executives at 150% of target, which discourages excessive risk taking.

•

Senior executives, including Mr. Gault, do not participate in the Sales Commission Plan and are thus limited to the Extreme Incentive Plan payouts so they are incentivized to balance both revenue and profitability, which discourages excessive risk taking by our executives. We have internal controls and oversight on plan payouts and exceptions.

•	Executives and other employees are entitled to reasonable severance benefits that are in line with benefits provided by other public companies.

•	The Company has adopted a claw-back policy that under certain circumstances allows it to recover incentive based compensation paid to current and former executives.

Hedging Policy

Under our insider trading policy, we prohibit certain employees deemed to be insiders under the policy, including all executive officers and directors from hedging the economic risk of ownership of our stock.

Recoupment Policy or Claw-Back Policy

The Compensation Committee has adopted the Extreme Networks, Inc. Recoupment Policy that applies to all of our current and former executive officers within the meaning of the Securities Exchange Act. Under this policy, in the event of a restatement of financial results (other than a voluntary restatement due to a change in applicable accounting rules or interpretations) due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws due to fraud during the one-year period following the date of the first public issuance or filing with the SEC (whichever first occurs), the Compensation Committee will have the right to use reasonable efforts to recover any incentive-based compensation in excess of the amount of such incentive based compensation that would have been earned and paid to the executive officer under the restated financial results. “Incentive based compensation” includes (a) cash-based and share-based compensation earned or paid after October 1, 2013, the earning or vesting of which was based on the attainment of a financial measure affected by the restatement of financial results and (b) any profits realized from the sale of securities of the Company during the recovery period.

The Compensation Committee will have the discretion to determine the manner in which a clawback or recovery of excess incentive based compensation will be effected, for example, by reducing the future payment of excess incentive based compensation earned on the basis of an erroneous financial measure but not yet paid or by reducing payment of other future compensation to offset excess incentive-based compensation previously paid. The Compensation Committee will amend the policy, as necessary, to comply with the final SEC rules regarding the recoupment policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Summary Compensation Table

The following table sets forth information for fiscal 2018, 2017 and 2016 concerning the compensation of our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Edward B. Meyercord	2018	$622,917		$3,993,542		$302,386	$20,702	$4,939,547
	2017	$600,000	$108,000	$6,298,400		$488,520	$4,478	$7,499,398
	2016	$600,000	$125,000			$489,600	$20,873	$1,235,473

Benjamin Drew Davies [1]	2018	$395,833	$84,536	$1,057,104		$95,750	$4,405	$1,637,629
	2017	$350,000	$61,247	$1,296,600		$142,485	$4,391	$1,854,723
	2016	$29,167		$633,000		$3,500	$183	$665,850

Robert Gault	2018	$404,583		$1,057,104		$150,361	$21,080	$1,633,128
	2017	$345,000	$91,750	$2,583,200		$234,038	$2,829	$3,256,817
	2016	$345,000		$399,200		$234,600	$13,399	$992,199

(1)	Mr. Davies commenced employment as our Chief Financial Officer on June 1, 2016.
(2)	Amounts for 2018 include for Mr. Davies a bonus in the amount of $84,536 to reimburse him for relocation related costs.
(3)

Represents the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not reflect whether our NEOs actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 7 to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2018. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The PSUs awarded in fiscal year 2018 are not subject to market conditions. As such, the grant date fair value is the closing price on the grant date.

(4)	Amounts in this column represent payments made to the relevant NEO under the Company’s fiscal year 2017 Extreme Incentive Plan.
(5)	All Other Compensation for all NEOs for fiscal 2018 consisted of matching 401K contributions by the Company, LTD top up, spousal travel and company taxable health saving account contribution.

Summary of Employment and Other Agreements

Agreements with our President and Chief Executive Officer

In April 2015, we entered into an offer letter of employment with Mr. Meyercord for service as our President and Chief Executive Officer, which we amended and restated on August 31, 2016 after consultation with Compensia to align Mr. Meyercord’s compensation to market. Pursuant to the offer letter, Mr. Meyercord is to receive an annual salary of $600,000, and is eligible to participate in our standard employee benefits plans, including, commencing in fiscal 2016, our Extreme Incentive Plan with an annual target equal to 120 percent of his annual base salary. Mr. Meyercord’s salary and bonus may be increased in the ordinary course of business in connection with the Compensation Committee’s annual review of our NEOs’ compensation. Mr. Meyercord’s salary was increased to $625,000 and his bonus target was increased to 130 percent of base salary for fiscal year 2018.

Pursuant to the terms of Mr. Meyercord’s offer letter, Mr. Meyercord is entitled to receive certain severance benefits in the event of a termination of his employment in certain situations. The receipt of these severance benefits is subject to Mr. Meyercord’s timely execution and delivery of a general release of claims in the prescribed form.

In the event of a termination other than for Cause or with Good Reason (each, as defined in the offer letter) and which is not in connection with a change in control of the Company, Mr. Meyercord is entitled to receive a severance payment equal to 12 months of his then base salary, together with a pro-rated portion of his annual cash bonus at the established target, provided that the Board-approved Company performance targets were achieved in the quarter immediately preceding the termination. In addition, the vesting of any then outstanding equity awards, excluding Mr. Meyercord’s initial grant of performance options to the extent unearned or other performance awards unless otherwise set forth in the applicable grant agreement, will be accelerated by 12 months, and the Company will pay his premiums for COBRA coverage for a period of up to 12 months.

Mr. Meyercord is also a participant in our Executive Change in Control Severance Plan, which provides for certain severance benefits in the event of the termination of his employment other than for Cause or with Good Reason within a Change in Control Period (as defined below), as described below, and supersedes the change in control severance provisions in his offer letter, provided that the treatment of Mr. Meyercord’s equity awards will be governed by the terms of his offer letter to the extent such treatment is more favorable. With respect to Mr. Meyercord’s equity awards, under his offer letter, in the event Mr. Meyercord is terminated other than for Cause or with Good Reason within a Change in Control Period, he will be eligible to receive the full acceleration of vesting of all of the then outstanding equity awards, including shares subject to Mr. Meyercord’s initial grant of performance options that have satisfied their performance targets, excluding unearned shares subject to performance awards where the performance targets have not yet been satisfied, unless otherwise set forth in the applicable grant agreement.

In the event of his death or permanent disability, Mr. Meyercord or his heirs will be entitled to receive (in addition to any other benefits to which they are entitled): (i) cash severance, either in connection with or not in connection with a change in control, as applicable, as if Mr. Meyercord had been terminated as of the date of his death or disability; and (ii) the acceleration of vesting of all then outstanding equity awards, including shares subject to Mr. Meyercord’s initial grant of performance options that have satisfied their performance targets, but excluding unearned shares subject to performance awards where the performance targets have not yet been satisfied, unless otherwise set forth in the applicable grant agreement.

The calculation of potential payments to Mr. Meyercord upon termination other than for cause or upon change in control is provided in the table under the heading “Estimated Payments upon Termination Without Cause or Upon Change in Control.”

Agreements with other NEOs

Extreme entered into employment offer letters with the NEOs (other than our CEO) setting forth their initial salary and target bonus opportunity and entitling them to benefits and, subject to Board approval, certain initial equity awards. In addition, the NEOs are entitled to certain change in control benefits, death and disability severance benefits and general severance benefits as described below. Pursuant to the offer letter with Mr. Davies, we provided for a sign-on reimbursement for up to $50,000 of the repayment of his sign-on bonus with his previous employer. Mr. Davies was obligated to repay the reimbursement in the event he terminated voluntarily prior to June 1, 2017. This reimbursement was paid in the amount of $28,599 in fiscal 2017, as shown in the Summary Compensation Table above under the column “Bonus”.

Executive Change in Control Plan

On February 8, 2006, the independent members of our Board, upon the recommendation of the Compensation Committee, approved the terms of an Executive Change in Control Severance Plan in order to ensure retention of key personnel and continuity of the business in the event of a change in control of the Company, which was most recently amended effective as of November 1, 2016. We refer to this plan, as amended and restated, as the “CiC Plan.”

For purposes of the benefits available under the CiC Plan, the executive death and disability benefits, the Executive Severance Policy and the Company’s equity awards, each as discussed below, a Change in Control is deemed to occur upon any of the following:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;

•

the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

•

the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or

•

a change in the composition of the Board within any twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the CiC Plan); provided, however, that to the extent that any amount constituting nonqualified deferred compensation subject to Section 409A of the Code would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

The receipt of severance benefits under the CiC Plan is subject to the participant’s execution and delivery of a general release of claims in the prescribed form.

Cash Compensation and Benefits

Under the CiC Plan, severance benefits, health insurance and outplacement services are provided to a CiC Plan participant if the participant is terminated without Cause or resigns for Good Reason (each as defined in the CiC Plan), during the period commencing three months prior to a Change in Control and ending 12 months after a Change in Control (the “Change in Control Period”). The amount of severance compensation that would be provided to a participant is equal to that participant’s then current base salary for a designated period, as well as a percentage of the participant’s cash bonus at target. Under the CiC Plan, our CEO and our executive vice presidents are eligible to receive 24 months and 13 months of base salary, respectively. Under the CiC Plan, our CEO and our executive vice presidents are eligible to receive 200% and 100% of target bonus, respectively. In addition, the Company will provide to the participant and his or her dependents two months of substantially similar health insurance benefits and at the same premium cost to the participant as in effect on the date of termination. The Company will also make available outplacement support for a period of three months.

Equity Awards

The CiC Plan provides that, unless otherwise determined by the Compensation Committee at the time of grant, the vesting, exercisability and settlement of equity awards held by participants that are scheduled to vest solely based on continued service and are not assumed or otherwise continued by an acquirer, shall be accelerated by crediting the participant with additional service immediately prior to (and contingent upon) the Change in Control. The number of months of service that will be credited is 24 months for Mr. Meyercord and 13 months for executive vice presidents.

In the event the acquirer assumes or otherwise continues a participant’s equity awards and the participant’s employment is terminated without Cause or the participant resigns for Good Reason during the Change in Control Period, each of the participant’s outstanding equity awards that, as of immediately prior to the participant’s separation from service, were scheduled to vest based solely upon the participant’s continued services shall be accelerated in full as of the date of the participant’s separation from service. The treatment of such awards will otherwise be determined in accordance with the applicable award agreement. The terms of our NEOs’ PSUs are described in further detail below.

Section 280G of the Code

In the event that any payment or benefit received or to be received by a participant under the CiC Plan or otherwise would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payments as an excess parachute payment under Section 280G of the Code, the amount of such payments shall be reduced to that the amount which produces the greatest after-tax benefit to the participant. The CiC Plan does not provide for payment of any applicable excise tax by us or other “gross-up” payments to offset the impact of any applicable excise tax.

The estimated potential amounts payable to our NEOs are provided in the table under the heading “Estimated Payments Upon Termination Without Cause or Related to a Change in Control” below.

Executive Death and Disability Benefits

On February 10, 2015, the Compensation Committee approved a policy providing for a death and disability benefit for the Company’s executives, including our NEOs who were employees of the Company at such time. The Compensation Committee subsequently determined to discontinue this benefit for executives hired after May 4, 2016. Mr. Gault is entitled to this benefit; Mr. Davies commenced employment after the benefit was discontinued, and Mr. Meyercord’s death and disability benefit is as set forth in his offer letter described above. This policy provides that, in the event of an executive’s death or permanent disability (“Event”), the executive or his or her estate will receive (in addition to any other benefits to which they are entitled): (i) a cash severance payment of 6.5 months of base salary or, should the Event occur during a Change in Control Period, 13 months of salary plus 100% of the executive’s target bonus; (ii) the acceleration of vesting of outstanding time-based unvested equity awards; and (iii) the acceleration of vesting of a certain number of MSU shares granted to the NEO prior to the Event. In fiscal 2018, none of our NEOs held MSUs.

Executive Severance Policy

On February 11, 2014, the Compensation Committee adopted resolutions to provide the Company’s executives (except for Mr. Meyercord who has the severance benefits under his offer letter described above) with certain severance benefits upon a termination of their employment for convenience and other than in connection with a Change in Control of the Company, consisting of severance pay based upon base salary and continuation of certain benefits. On May 4, 2016, the Compensation Committee approved amendments to the executive severance policy, reducing the severance payment to 6.5 months base salary for employment terminations occurring after June 30, 2016. In addition to the severance payment, the Company currently provides: (i) provision of two months (or up to 6 months for Mr. Gault pursuant to his offer letter) of substantially similar health insurance benefits and at the same premium cost to the participant as in effect on the date of termination; and (ii) three months of outplacement services. The Company conditions the receipt of the severance benefits described above on the executive’s execution and delivery of a general release of claims in the prescribed form.

Equity Awards

The terms of certain equity awards made to NEOs may include provisions regarding acceleration of vesting, exercisability and settlement in the event of a Change in Control. The time-based equity awards and certain performance-based awards are subject to the acceleration as described under the various arrangements above.

August PSUs

The performance targets have not been satisfied for the August PSUs during fiscal 2018.  Under the terms of the August PSU grant agreements that the performance target shall be deemed satisfied at target upon the closing of a Change in Control (within the meaning of the Company’s 2013 Equity Incentive Plan) in the event the per share consideration received by the Company’s stockholders equals or exceeds $16.00 per share; or in the event the consideration is less than $16 per share then the amount of shares that shall be deemed to be earned on the Change of Control shall be determined by multiplying the number of PSUs at target by an achievement ratio.  The achievement ratio is the sum of the company’s earnings per share for the two fiscal quarters immediately preceding the change of control divided by $0.32.

May PSUs

With respect to the May PSU, in accordance with their award agreement, in the event of a Change in Control that occurs following the end of the performance period, the number of earned units will be certified by the Compensation Committee and settled prior to the effective time, to the extent the Compensation Committee has not already certified performance and settlement. In the event of a Change in Control that occurs prior to the end of the performance period, the performance period will be shortened to the day immediately preceding the Change in Control and the number of earned units will be determined as follows:

•

for the units that are earned and vest based on the price of the stock, the ending average stock price shall be replaced with the price per share of our common stock to be paid in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per share of our common stock on the last trading day of the shortened performance period) (the “Transaction Price”); and

•

for the units that are earned and vest based the Company’s relative total stockholder return, (A) the Company’s total stockholder return will be calculated by replacing that the average share closing price for the 90 calendar days ending on the last day of the shortened performance period by the Transaction Price and (B) the benchmark index total stockholder return will be determined in accordance with the award agreement, except that the average closing index value will be determined for the 90 calendar days ending on the last market trading day of the shortened performance period.

•

As of the last day of any shortened performance period (subject to the NEO’s continued service through such date), a portion of the earned shares as determined above will be accelerated, with such portion determined by multiplying the total number of earned shares by a fraction, the numerator of which equals the number of days contained in the shortened performance period and the denominator of which equals the number of days contained in the corresponding original performance period. The accelerated shares pursuant to this section will be settled immediately prior to the effective time of the Change in Control.

•

With respect to each shortened performance period, that portion of the earned shares determined that are not accelerated in accordance with the bullet immediately above will vest in equal monthly installments determined from the effective date of the Change in Control over the remainder of the corresponding original performance period, subject to the NEO’s continued service through such dates. In the event that the Participant’s terminates without Cause or resigns for Good Reason (each as defined in the CiC Plan), during the Change in Control Period then the vesting of such shares will be accelerated.

August 2017 PSUs

The performance targets were satisfied for the August 2017 PSUs during fiscal 2017, and as a result, these PSUs vest solely based on continued service. Therefore, pursuant to the terms of the CiC Plan, in the event of a Change in Control, the PSUs will accelerate with respect to a certain number of months as described above if they are not assumed or continued by the acquirer and will accelerate in full if they are assumed and the participant is terminated without Cause or resigns with Good Reason during the Change in Control Period.

 Indemnity Agreements

We have entered into indemnification agreements with our NEOs and directors. These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:

For 2018, our last completed fiscal year:

•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table a presented elsewhere in this proxy statement, was $4,939,547.
•	The annual total compensation for our median employee was $177,371.

Based on this information, for 2018, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of median employee was approximately 28 to 1. This pay ratio is a reasonable estimate based on our reasonable judgement and assumptions and calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above.

To identify the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•

We identified the employee with compensation at the median of the compensation of all our employees by considering our employee population as of June 30, 2018  subject to the “de minimus” exemption as described below.

o

The de minimus exemption allows the company to exclude up to 5% of our total employees who are non-US employees. Our total number of employees, including US and non-US employees as of the June 30, 2018 date was 2,714 (excluding the CEO) and we used this number to calculate the maximum number of employee excludable under the de minimus exemption.  Accordingly, in identifying the median employee, we used the de minimus exemption to exclude employees in non-US countries with 13 or fewer employees for administrative convenience as follows:  United Arab Emirates (13), Russia (12), Italy (10), Hong Kong (9), Turkey (8), Finland (6), Switzerland (6), Poland (5), Sweden (5), Chile (3), Luxembourg (2), Slovakia (2), Slovenia (2), Denmark (1) and Vietnam (1) which in total is approximately 3.2% of the population.

o

Then, to identify the median employee from the above population (less the excluded de minimus employees and the CEO) we used annual base salary for salaried employees (or hourly rate multiplied by estimated work schedule for hourly employees).

▪	Amounts paid in foreign currency were converted into United States dollars using June 30, 2018 exchange rates.
•

Using the foregoing methodology, we then calculated the median employee’s total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $177,371.

•	With respect to the annual total compensation for our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table for Fiscal Year 2018.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards (cash bonuses), granted to our NEOs during fiscal 2018. For a narrative description of the various plan-based awards set forth in the following table, see the discussion above under the heading “Compensation Discussion and Analysis.”

		Estimated Future Payout Under Non Equity			Estimated Future Payouts Under Equity				All Other Stock Awards: Number of		Grant Date Fair Value of Stock
		Incentive Plan (1)			Incentive Awards				Shares		and
	Grant	Threshold	Target	Maximum	Threshold	Target		Maximum	of Stock		Option
Name	Date	($)	($)	($)	(#)	(#)		(#)	or Units (#)		Awards
Edward B. Meyercord		$404,896	$809,792	$1,214,688
	8/23/2017								146,552	(3)	$1,597,417
	8/23/2017				219,828	219,828	(4)	219,818			$2,396,125
Benjamin Drew Davies		$128,646	$257,292	$385,938
	8/23/2017								48,491	(3)	$528,552
	8/23/2017				48,491	48,491	(4)	48,491			$528,552
Robert Gault		$202,292	$404,583	$606,875
	8/23/2017								48,491		$528,552
	8/23/2017				48,491	48,491	(4)	48,491		(3)	$528,552

(1)

Our annual incentives usually are, and in fiscal 2018 were, based upon threshold, target and maximum payout amounts set by our Compensation Committee at the beginning of each fiscal year. Actual payout opportunities for each semi-annual bonus payment will range from a threshold of 50% of target to a maximum of 150% of target. The threshold reflects the amount that would be payable under the FY18 Extreme Incentive Plan if the minimum performance level was achieved. If the minimum performance level for payment of the threshold amount was not achieved then no bonus would have been payable under the plan. The actual amount earned by each named executive officer for fiscal 2017 is set forth in the Summary Compensation Table elsewhere in this Proxy Statement under the heading “Non-Equity Incentive Plan Compensation.”

(2)

The grant date fair value is calculated in accordance with ASC Topic 718, and excludes the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the RSUs and PSUs is based on our closing stock price on the grant date.

(3)	These RSUs vested as to 1/3 of the units on August 23, 2018 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.
(4)

These PSUs will become earned if the Company’s GAAP earnings per shares equals or exceeds $0.32 for two (2) consecutive fiscal quarters during the period beginning August 23, 2017 and ending August 23, 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding each unexercised option and all unvested stock awards held by each of our NEOs as of June 30, 2018:

	OPTIONS AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Edward B. Meyercord	15,000				$3.87	4/26/2019
	700,000	200,000	(2)		$2.51	5/8/2022
							112,500	(3)	$895,500
							108,388	(4)	$862,768
							108,388	(5)	$862,768
							146,552	(6)	$1,166,554
										275,000	(7)	$2,189,000
										275,000	(8)	$2,189,000
										219,828	(9)	$1,749,831

Benjamin Davies							33,333	(10)	$265,331
							33,333	(11)	$265,331
							48,491	(6)	$385,988
										80,000	(7)	$636,800
										80,000	(8)	$636,800
										48,491	(9)	$385,988

Robert Gault	27,084	12,500	(12)		$2.51	5/8/2022
							26,400	(13)	$210,144
							26,666	(14)	$212,261
							33,350	(4)	$265,466
							33,350	(5)	$265,466
							58,363	(15)	$464,569
							48,491	(6)	$385,988
										90,000	(7)	$716,400
										90,000	(8)	$716,400
										48,491	(9)	$385,988

(1)	The market value of the share awards is based on the closing price of our common stock as of June 29, 2018, which was $7.96.
(2)

This performance-based stock option was based on the Company’s attainment of specific stock prices, where one-third of the shares will be earned, if at all, once the Company’s common stock has traded publicly for at least 30 consecutive trading days at a target closing price per share of at least $3.50; an additional one-third of the shares will be earned, if at all, once the Company’s common stock has traded publicly for at least 30 consecutive trading days at a target closing price per share of at least $4.50; and all remaining shares will be earned, if at all, upon the Company’s common stock trading publicly for at least 30 consecutive trading days at a target closing price per share of at least $5.50. Once the applicable stock price was achieved, the option was earned and thereafter vests over two years at 1/24th each month following the date upon which date the performance shares were earned, subject to the NEO’s continued service through such dates. The performance thresholds for all of the shares subject to the performance option have been met.

(3)

These RSUs vested as to 25% of the units on each of April 19, 2016 and April 19, 2017, and the remainder vest as to 25% on each of April 19, 2018 and April 15, 2019, subject to the NEO’s continued service through such dates.

(4)	These RSUs vested as to 1/3 of the units on August 15, 2017 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.
(5)

Because the performance goal for these PSUs has been achieved, these PSUs vested as to 1/3 of the units on August 15, 2017 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.

(6)	These RSUs vested as to 1/3 of the units on August 23, 2018 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.
(7)

This component of the PSUs granted in May 2017 are earned and vest based on the price of the Company’s stock. The number of shares that will be issued with respect to the units varies between 1/3rd and 1 1/3rd of the target number of units depending on the Company’s stock price performance, and no shares will be issued if threshold performance is not achieved. Amounts in the table represent the target units that may be earned as the Company’s performance through the end of fiscal year 2017 would have resulted in payouts at above threshold.

(8)

This component of the PSUs granted in May 2017 are earned and vest based on the Company’s relative total stockholder return performance. The number of shares that will be issued with respect to the units varies between 20% and 130% of the target number of units depending on the Company’s relative total stockholder return performance, and no shares will be issued if threshold performance is not achieved. Amounts in the table represent the maximum units that may be earned as the Company’s performance through the end of fiscal year 2017 would have resulted in payouts at above target.

(9)

These PSUs will become earned if the Company’s GAAP earnings per shares equals or exceeds $0.32 for two (2) consecutive fiscal quarters during the period beginning August 23, 2017 and ending August 23, 2020.

(10)	These RSUs vested as to 1/3 of the units on June 1, 2017 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.
(11)

Because the performance goal for these PSUs has been achieved, these PSUs vested as to 1/3 of the units on June 1, 2017 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.

(12)

This stock option vested as to 25 percent of the option shares on December 15, 2015 and thereafter vests monthly for 36 months, subject to the NEO’s continued service through such dates. It will be fully vested on December 15, 2018. (13)These RSUs vested as to 1/3 of the units on each of August 15, 2016 and August 15, 2017 and the remaining 1/3 vests on August 15, 2018, subject to the NEO’s continued service through such dates.

(14)

These PSUs commenced vesting in December 2015 when the performance target (the Company’s stock price meeting or exceeding $3.95 for 30 consecutive trading days) was satisfied and 1/3 of the PSUs vested. 1/3 of the PSUs will vest on August 15, 2017 and 1/3 of the PSUs will vest on August 15, 2018, subject to the NEO’s continued service through such dates.

(15)	These RSUs vest as to 1/3 of the units on February 15, 2018 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning option exercises and vesting of common stock awards (either RSUs or PSUs) held by our NEOs during the fiscal year ended June 30, 2018.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward B. Meyercord			415,724	$4,440,564
Benjamin Drew Davies			66,667	$741,006
Robert Gault			214,404	$2,334,399

(1)	Represents the amount realized based on the market price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of our NEOs that provide for payments or other benefits at, following, or in connection with retirement. We also do not have any defined contribution or other plan with any of our NEOs that provides for the deferral of compensation on a basis that is not tax-qualified.

Estimated Payments Upon Termination Without Cause or Upon Change in Control

We have entered into agreements and maintain certain plans and policies that entitle our NEOs to certain benefits in the event of (i) a termination of employment of an NEO other than for Cause and not resulting from a Change in Control of the Company; (ii) a termination of employment of an NEO resulting from the death or disability of an NEO;

(iii) upon a Change in Control; or (iv) a termination of employment of an NEO by the Company other than for Cause or by the NEO for Good Reason in connection with a Change in Control of the Company.

These agreements, plans and policies, including the circumstances that would trigger payments or the provision of other benefits, and material conditions and obligations applicable to the recipient of payments and benefits, are described in “Summary of Employment and Other Agreements” elsewhere in this “Executive Compensation” section.

The following table describes the potential payments that we would have been required to make to our NEOs upon: (i) a termination of employment of the NEO other than for Cause outside a Change in Control Period (which is the period of time commencing 3 months prior a Change in Control and ending 12 months after a Change in Control); (ii) upon a Change in Control; (iii) a termination of employment of the NEO by the Company other than for Cause or by the NEO for Good Reason during a Change in Control Period; and (iv) a termination of employment of the NEO resulting from the death or disability of such NEO (both during and outside of a Change in Control Period); in each case, assuming such qualifying event(s) took place on June 30, 2018, under the assumptions set forth in the footnotes to the table. The amounts listed below do not include the payment of accrued salary or paid time off that would be due upon termination of employment, are not adjusted for any applicable tax withholding, and do not include portions of bonuses that may be payable on a pro-rated basis based on the amount earned as of the time of the termination of employment.

Name	Potential Payments upon Termination Other than for Cause Outside of a Change in Control Period($)(1)		Potential Payments Following Change in Control ($)(2)		Potential Payments Upon Termination Other Than for Cause or a Resignation for Good Reason During Change in Control Period($)(3)		Potential Payments upon Termination as a Result of Death or Permanent Disability outside of a Change in Control Period($)(4)		Potential Payments Upon Termination as a Result of Death or Permanent Disability During Change in Control Period($)(5)
Edward B. Meyercord
Salary	625,000	(6)	—		1,250,000	(7)	625,000	(6)	1,250,000	(7)
Bonus	—	(8)	—		1,625,000	(9)	—		1,625,000	(9)
Equity award vesting acceleration	4,046,408	(10)	8,035,267	(11)	8,132,483	(12)	4,877,591	(16)	8,132,483	(12)
Health and Welfare Benefits	22,008	(13)	—		3,668	(14)	—		—
Outplacement Benefits	—		—		1,500	(15)	—		—

Benjamin Drew Davies
Salary	216,667	(6)	—		433,333	(7)	216,667	(6)	433,333	(7)
Bonus	—		—		260,000	(9)	—		260,000	(9)
Equity award vesting acceleration	—		1,464,131	(11)	1,863,532	(12)	—		1,464,131	(11)
Health and Welfare Benefits	3,668	(13)	—		3,668	(14)	—		—
Outplacement Benefits	1,500	(15)	—		1,500	(15)	—		—

Robert Gault
Salary	222,083	(6)	—		444,167	(7)	222,083	(6)	444,167	(7)
Bonus	—		—		410,000	(9)	—		410,000	(9)
Equity award vesting acceleration	—		2,202,750	(11)	2,937,259	(12)	1,872,020	(16)	2,937,259	(12)
Health and Welfare Benefits	13,555	(13)	—		4,518	(14)	—		—
Outplacement Benefits	1,500	(15)	—		1,500	(15)	—		—

(1)	Assumes termination without Cause as of June 30, 2017, and not during a Change in Control Period.
(2)

Assumes a hypothetical Change in Control as of June 30, 2017, with no termination of employment during the Change in Control Period. Also assumes that the company acquiring us in the hypothetical change in control did not assume or substitute equivalent replacements for the outstanding equity awards of the participants in the CiC Plan.

(3)	Assumes a hypothetical Change in Control as of June 30, 2017, with termination without Cause or for Good Reason during a Change in Control Period.
(4)	Assumes a termination due to death or permanent disability as of June 30, 2017, and not during a Change in Control Period.
(5)	Assumes a hypothetical Change in Control as of June 30, 2017, with a termination due to death or permanent disability during a Change in Control Period.
(6)	Represents a lump sum cash payment equal to 12 months base salary for Mr. Meyercord and 6.5 months base salary in the case of the other NEOs.
(7)	Represents a lump sum cash payment equal to 24 months base salary in the case of Mr. Meyercord and 13 months base salary in the cases of the other NEOs.
(8)	Represents Mr. Meyercord’s annual cash bonus at the established target, assuming that the Board-approved Company performance targets were achieved in the quarter immediately preceding the termination.
(9)	Represents 200% of target bonus in the case of Mr. Meyercord and 100% of target bonus in the cases of the other NEOs.
(10)

Represents an additional 12 months accelerated vesting of all time-based equity awards, including any earned performance awards that were then subject only to time-based vesting. Assumes a price per share of our common stock equal to $9.22, the closing market price on June 30, 2017 (the last business day of our last fiscal year). In the case of shares of common stock or RSUs, the amount represents the aggregate value of all shares that would be accelerated. In the case of stock options, this amount represents the aggregate spread (i.e., the difference between the exercise price and the closing price of our common stock on June 30, 2017) with respect to all options that would be accelerated.

(11)

Represents an additional 24 months (for Mr. Meyercord) or 13 months (for Messrs. Gault and Davies) of accelerated vesting of all equity awards then subject to solely to time-based vesting (including the earned PSUs granted in August 2016), if the acquiring entity did not assume or substitute equivalent replacements for the outstanding awards upon a Change in Control. Assumes a price per share of our common stock equal to $9.22, the closing market price on June 30, 2017 (the last business day of our last fiscal year). In the case of RSUs, the amount represents the aggregate value of all shares that would be accelerated. In the case of stock options, this amount represents the aggregate spread (i.e., the difference between the exercise price and the closing price of our common stock on June 30, 2017) with respect to all options that would be accelerated. Also represents with respect to the May PSUs, (i) the portion of the shares that are earned with respect to the shortened performance period (the “Earned Shares”) and vest on a Change in Control, with such portion determined by multiplying the total number of earned shares by a fraction, the numerator of which equals the number of days contained in the shortened performance period and the denominator of which equals the number of days contained in the corresponding original performance period and (ii) an additional 24 months (for Mr. Meyercord) or 13 months (for Messrs. Gault and Davies) of accelerated vesting for those Earned Shares not subject to acceleration under (i) if the acquiring entity did not assume or substitute equivalent replacements for the outstanding awards upon a Change in Control.

(12)

Represents 100% accelerated vesting of all equity awards then subject to solely to time-based vesting (including the earned August PSUs). Assumes a price per share of our common stock equal to $9.22, the closing market price on June 30, 2017 (the last business day of our last fiscal year). In the RSUs, the amount represents the aggregate value of all shares that would be accelerated. In the case of stock options, this amount represents the aggregate spread (i.e., the difference between the exercise price and the closing price of our common stock on June 30, 2017) with respect to all options that would be accelerated. Also represents, with respect to the May PSUs, the shares earned with respect to the shortened performance period that fully vest on a qualifying termination following a Change in Control in accordance with the terms of the award agreement.

(13)	Represents payment of COBRA premiums for up to 12 months for Mr. Meyercord, 6 months for Mr. Gault, and 2 months for Mr. Davies.
(14)	Represents payment of COBRA premiums for up to 2 months.
(15)	Represents Company-paid outplacement services for one month.
(16)	Represents 100% accelerated vesting of all time-based equity awards, including any earned PSUs solely subject to time-based vesting as of June 30, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation agreements and other arrangements described under the sections entitled “Executive Compensation and Other Matters” of this proxy statement and “Directors Compensation” of this proxy statement, during fiscal year 2018, there was not, nor is there currently proposed, any transaction or series of similar transactions to which the Company is or will be a party: (i) in which the amount involved exceeded or will exceed $120,000; and (ii) in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Our Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between us and our executive officers or directors.

In addition, in order to formalize our policies and procedures for the review, approval or ratification, and disclosure of related person transactions, our Audit Committee has adopted a Related Person Transaction Policy. The policy generally provides that the Audit Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify, all related person transactions between the Company and any director, any nominee for director, any executive officer, any beneficial owner of more than 5% of our shares, or any immediate family member of any of the foregoing individuals. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the Audit Committee, including, among other things, the following transactions: (i) compensation arrangements with directors and executive officers resulting solely from their service on the Board or as executive officers, so long as such arrangements are disclosed in our filings with the SEC or, if not required to be disclosed, are approved by our Compensation Committee; and (ii) indirect interests arising solely from a related person’s service as a director and/or owning, together with all other related persons, directly or indirectly, less than a 10% beneficial ownership interest in a third party (other than a partnership) which has entered into or proposes to enter into a transaction with us. We have various procedures in place to identify potential related person transactions including notice requirements, and the Audit Committee works with our management in reviewing and considering whether any identified transactions or relationships are covered by the policy.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans pursuant to which we issue our common stock to officers and other employees, directors and consultants. These are the 2013 Plan and the 2014 Employee Stock Purchase Plan, which have been approved by our stockholders. The 2013 Plan was adopted by our Board in October 2013, and was approved by our stockholders in November 2013, replacing our prior equity compensation plans. The 2014 Employee Stock Purchase Plan was adopted by our Board in May 2013 and approved by our stockholders in November 2014, superseding the 1999 Employee Stock Purchase Plan.

The following table provides information as of as of June 30, 2018 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing compensation plans, plus certain equity awards that the Company assumed in connection with the Company’s acquisition of Enterasys.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans not approved by security holders	794,436	(1)	$5.30	—
Equity compensation plans approved by security holders	8,981,046	(2)	$3.15	16,145,121	(3)
Totals	9,775,482			16,145,121

(1)

This amount consists of, 794,436 options that were outstanding under the Enterasys 2013 Stock Plan that the Company acquired in connection with the acquisition of that company in October 31, 2013. For more information on the Enterasys 2013 Stock Plan, see Note 7 to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2018.

(2)

Includes 1,217,442 shares issuable upon exercise of outstanding options and 5,244,717 shares issuable upon vesting of outstanding RSUs granted and 2,518,887 maximum shares issuable of PSUs granted under the 2013 Plan.

(3)	Includes 12,061,237 shares available for future issuance under the 2013 Plan and 4,083,884 shares available for future issuance under the 2014 Employee Stock Purchase Plan.
(4)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the Securities and Exchange Commission’s Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Charles P. Carinalli, Chairman

John C. Shoemaker

Edward H. Kennedy

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Extreme Networks, Inc. (the “Company”) oversees the quality of the Company’s financial statements and its financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies, and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing opinions on the Company’s annual financial statements and its internal control over financial reporting as of the end of the fiscal year. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee relies on the integrity of those persons and organizations within and outside of the Company from whom the Audit Committee receives information and the accuracy of the financial and other information provided to the Audit Committee.

The current members of the Audit Committee are Raj Khanna, Kathleen M. Holmgren, and Edward H. Kennedy. Each member of the Audit Committee has been determined by the Board to be independent for purposes of the NASDAQ Marketplace Rules and the rules of the U.S. Securities and Exchange Commission (the “SEC”) as these rules apply to audit committee members. The Board has determined that Mr. Khanna is an “audit committee financial expert,” as defined in the rules of the SEC.

The Audit Committee has discussed and reviewed with the Company’s independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, SEC rules and other professional standards. The Audit Committee has received from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committee Concerning Independence,” discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors’ independence.

The Audit Committee discussed with the Company’s independent auditor the overall scope and plans for the audit. The Audit Committee meets with the Company’s independent auditors, with and without the Company’s management present, to discuss the results of their audit of the Company’s financial statements and its internal control over financial reporting as of the end of the fiscal year, the Company’s internal audits, and the overall quality of the Company’s financial reporting. Additionally, the Audit Committee has discussed and reviewed with the Company’s management the audited financial statements and management’s report on internal control over financial reporting as of the end of the fiscal year.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018, for filing with the SEC. The Audit Committee and the Board have also recommended ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2019.

AUDIT COMMITTEE

Raj Khanna, Chairman

Edward H. Kennedy

Kathleen M. Holmgren

The foregoing Audit Committee Report shall not be deemed to be filed or incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 Annual Meeting, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than May 27, 2019. Stockholder proposals not intended to be included in our proxy materials may be brought before an Annual Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the rules of the SEC and under our bylaws. Under our bylaws, in order for a stockholder proposal to be properly brought before the 2019 Annual Meeting, the proposal must be timely and be received at our principal executive offices, addressed to the Corporate Secretary, not earlier than July 11, 2019 and not later than August 10, 2019, which, respectively, are 120 days and 90 days prior to the one-year anniversary of the 2018 Annual Meeting. In the event that the date of the 2019 Annual Meeting is more than 30 days earlier or later than such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to the 2019 Annual Meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Under our bylaws, in order for a stockholder director nomination to be properly brought before the 2019 Annual Meeting, the nomination must be timely and be received at our principal executive offices, addressed to the Corporate Secretary, not earlier than June 11, 2019 and not later than July 11, 2019, which, respectively, are 150 days and 120 days prior to the one-year anniversary of the 2018 Annual Meeting. In the event that the date of the 2019 Annual Meeting is more than 30 days earlier or later than such anniversary date, the nomination by the stockholder to be timely must be received not later than the close of business on the 10th day following the date on which public announcement of the date of such meeting is first made. Stockholder proposals should be sent to our Corporate Secretary at the Company’s corporate headquarters.

If a stockholder proposal is brought before the 2019 Annual Meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, in several circumstances, including if we provide information in the proxy statement for the meeting (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, we know of no business that will be conducted at the 2018 Annual Meeting, other than as described in this Proxy Statement. If any other matter is properly brought before the 2018 Annual Meeting, or any adjournment or postponement of the 2018 Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxy on such matters in their discretion.

DELIVERY TO STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Extreme Networks stock, but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials or a single notice as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at our corporate headquarters, or call Stan Kovler, our Senior Director of Investor Relations and Finance, at (919) 595-4196, and we will promptly send you what you have requested. If you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations firm at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

COMMUNICATING WITH EXTREME NETWORKS

You can obtain information about us by one of the following methods:

1. Our home page on the Internet, located at http://www.ExtremeNetworks.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the SEC.

2. To have information such as our latest quarterly earnings release, 2018 Annual Report, or Quarterly Report on Form 10-Q mailed to you without charge, please contact Stan Kovler, our Senior Director of Investor Relations and Finance, at (919) 595-4196.

For other questions that you wish to direct via telephone, you may contact our Stan Kovler, our Senior Director of Investor Relations and Finance, at (919) 595-4196.

Should you wish to send correspondence, you may send it to (1) our Investor Relations department or our Corporate Secretary, or (2) if you wish for your correspondence to directly reach our Board, you may send it to our Chairman of the Board, who has been selected by our independent directors to receive, distribute and arrange responses for communications from our stockholders to our Board.

Any correspondence should be sent to our Company headquarters at:

Extreme Networks, Inc.

6480 Via Del Oro

San Jose, California 95119

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications at http://investor.extremenetworks.com.

BY ORDER OF THE BOARD OF DIRECTORS

Katayoun (“Katy”) Motiey

Chief Administrative Officer and Corporate Secretary

Exhibit A

Amended 2014 Employee Stock Purchase Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Extreme Networks, Inc. 2014 Employee Stock Purchase Plan was originally adopted effective as of November 19, 2014.  This Plan is hereby amended and restated in its entirety effective as of November 8, 2018 (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Plan is comprised of the Section 423 Plan and the Non-423 Plan. The Company intends that the Section 423 Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Section 423 Plan shall be so construed. The Non-423 Plan, which is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, is intended to provide Eligible Employees employed by Participating Companies outside the United States with an opportunity to purchase shares of Stock pursuant to the terms and conditions of the Plan but not necessarily in compliance with the requirements of Section 423 of the Code.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)“Board” means the Board of Directors of the Company.

(b)“Change in Control” means the occurrence of any one or a combination of the following:

(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(r)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(b) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(b) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(c)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d)“Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(e)“Company” means Extreme Networks, Inc., a Delaware corporation, or any successor corporation thereto.

(f)“Compensation” means, with respect to any Offering Period, base wages or salary, commissions, overtime, bonuses, annual awards, other incentive payments, shift premiums, (each element of the foregoing, “Compensation Elements”) and all other compensation paid in cash during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code. Compensation shall not include reimbursements of expenses, allowances, long-term disability, workers’ compensation or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan, or any other compensation not included above.

(g)“Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(h)“Employee” means a person treated as an employee of a Participating Company, and, with respect to the Section 423 Plan, a person who is an employee for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Section 423 Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. For purposes of the Section 423 Plan, if an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract. The foregoing rules regarding leaves of absence shall apply equally for purposes of the Non-423 Plan, except as otherwise required by applicable Local Law.

(i)“Fair Market Value” means, as of any date:

(i) If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Committee, in its discretion.

(ii) If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined in good faith by the Committee.

(j)“Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(k)“Local Law” means the applicable laws of the non-United States jurisdiction governing the participation in the Plan of an Eligible Employee.

(l)“Non-423 Plan” means that component of the Plan which is not intended to be an “employee stock purchase plan” under Section 423 of the Code and need not necessarily comply with the requirements of Section 423 of the Code.

(m)“Non-United States Offering” means either (i) an Offering under the Section 423 Plan covering Eligible Employees employed by a Participating Company outside the United States, provided that the terms of such Offering comply with the requirements of Section 423 of the Code, including such variations in terms of Purchase Rights as permitted by Section 3.4; or (ii) an Offering under the Non-423 Plan covering Eligible Employees of one or more Participating Companies outside the United States, the terms of which need not comply with the requirements of Section 423 of the Code.

(n)“Offering” means an offering of Stock pursuant to the Plan, as provided in Section 6.

(o)“Offering Date” means, for any Offering Period, the first day of such Offering Period.

(p)“Offering Period” means a period, established by the Committee in accordance with Section 6.1, during which an Offering is outstanding.

(q)“Officer” means any person designated by the Board as an officer of the Company.

(r)“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(s)“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(t)“Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(u)“Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Committee as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Committee shall have the discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies. The Committee shall designate from time to time and set forth in Appendix A to this Plan those Participating Companies whose Eligible Employees may participate in the Section 423 Plan and those Participating Companies whose Eligible Employees may participate in the Non-423 Plan.

(v)“Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(w)“Plan” means this 2014 Employee Stock Purchase Plan of the Company, as amended from time to time, comprised of the Section 423 Plan and the Non-423 Plan.

(x)“Purchase Date” means, for any Offering Period, the last day of such Offering Period, on which outstanding Purchase Rights are exercised.

(y)“Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(z)“Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any payroll deductions or other funds accumulated on behalf of the Participant and not previously applied to the purchase of Stock under the Plan, and to terminate participation in the Plan at any time during an Offering Period.

(aa)“Registration Date” means the effective date of the registration on Form S-8 of shares of Stock issuable pursuant to the Plan.

(bb)“Section 423 Plan” means that component of the Plan which is intended to be an “employee stock purchase plan” under Section 423 of the Code.

(cc)“Securities Act” means the Securities Act of 1933, as amended.

(dd)“Stock” means the Common Stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(ee)“Subscription Agreement” means a written or electronic agreement, in such form as is specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation or other method of payment authorized by the Committee pursuant to Section 11.1(b).

(ff)“Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

(gg)“Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Right, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Committee shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering under the Section 423 Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code, other than for such variations in terms of Purchase Rights as permitted by Section 3.4. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Power to Adopt Sub-Plans. The Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company, provided that any such sub-plan shall be within the scope of the Non-423 Plan. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 4. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan.

3.4 Power to Vary Terms with Respect to Non-U.S. Employees. In order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion and as permitted by Section 423 of the Code, to grant Purchase Rights in an Offering under the Section 423 Plan to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of Purchase Rights granted under the same Offering to Employees resident in the United States.

3.5 Power to Establish Separate Offerings with Varying Terms. The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering under the Section 423 Plan shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to such Offering shall have the same rights and privileges within the meaning of such section, other than for such variations in terms of Purchase Rights as permitted by Section 3.4.

3.6 Policies and Procedures Established by the Company. Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan, and with the requirements of

Section 423 of the Code in the case of the Section 423 Plan, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan. All such actions by the Company with respect to the Section 423 Plan shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by Section 3.4 and the regulations under Section 423 of the Code.

3.7 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan and the Section 423 Plan shall be nineteen million five hundred thousand (19,500,000), and the maximum aggregate number of shares of Stock that may be issued under the Non-423 Plan shall be nineteen million five hundred thousand (19,500,000), less the aggregate number of shares of Stock issued under the Section 423 Plan. Shares issued under the Plan shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.

4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan, any limit on the number of shares which may be purchased by any Participant during an Offering Period (as described in Sections 8.1 and 8.2), the number of shares subject to each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5. ELIGIBILITY.

5.1 Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:

(a) Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or

(b) Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.

An Eligible Employee shall be eligible to participate in the Section 423 Plan or the Non-423 Plan in accordance with the designation in Appendix A of the Employee’s employer as either a Section 423 Plan Participating Company or a Non-423 Plan Participating Company. Notwithstanding the foregoing, an Employee of a Participating Company designated in Appendix A as a Section 423 Plan Participating Company who is a citizen or resident of a non-United States jurisdiction (without regard to whether the Employee is also a citizen of the United States or a resident alien) may be excluded from participation in the Section 423 Plan or an Offering thereunder if either (i) the grant of a Purchase Right under the Section 423 Plan or Offering to a citizen or resident of the foreign jurisdiction is prohibited under the Local Law of such jurisdiction or (ii) compliance with the Local Law of such jurisdiction would cause the Section 423 Plan or Offering to violate the requirements of Section 423 of the Code. For purposes of participation in the Non-423 Plan, Eligible Employees shall include any other Employees of the applicable Non-423 Plan Participating Company to the extent that applicable Local Law requires participation in the Plan to be extended to such Employees, as determined by the Company.

5.2 Exclusion of Certain Stockholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Section 423 Plan if, immediately after such grant, the Employee would own, or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

5.3 Determination by Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

 6. OFFERINGS.

6.1 Offering Periods. The Plan shall be implemented by consecutive Offerings of six (6) months’ duration or such other duration as the Committee shall determine. Commencing on August 1, 2016, the Offering Periods shall commence on the first trading day occurring on or after the first days of February and August of each year and end on the last trading day of the second January and July, respectively, occurring thereafter. Notwithstanding the foregoing, the Committee may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. No Offering shall commence, and the Company shall not require or permit any Participant to deliver a Subscription Agreement for participation in an Offering, prior to the Registration Date.

6.2 Non-United States Offerings. The Committee shall communicate to the Employees eligible to participate in a Non-United States Offering those terms of the Non-United States Offering that differ from the terms otherwise applicable to the relevant Offering under the Section 423 Plan a reasonable period of time prior to the Subscription Date for such Non-United States Offering.

7. PARTICIPATION IN THE PLAN.

7.1 Initial Participation. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) not later than the close of business on the Subscription Date established by the Company for that Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement in the manner permitted or required on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate Company office or representative on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

7.2 Continued Participation. A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1, or (b) terminated employment or otherwise ceased to be an Eligible Employee as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

8. RIGHT TO PURCHASE SHARES.

8.1 Grant of Purchase Right. Except as otherwise provided below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right. The Committee may, in its discretion and prior to the Offering Date of any Offering Period, specify a maximum aggregate number of shares that may be purchased by all Participants in an Offering or on any Purchase Date within an Offering Period. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.

8.2 Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant (whether participating in the Section 423 Plan or the Non-423 Plan) shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code or any successor thereto and the regulations thereunder.

8.3 Aggregate Purchase Date Share Limit. Except as otherwise determined by the Committee prior to the Offering Date of any Offering Period, the aggregate number of shares that may be purchased by all Participants on any Purchase Date shall not exceed one million (1,000,000) shares or, in respect of any Offering Period that commences after November 11, 2015, one million five hundred thousand (1,500,000) shares. Unless otherwise specified by the Committee, such limit shall apply in the aggregate to all Offering Periods ending on the same date, regardless of whether under the Section 423 Plan or the Non-423 Plan. The Committee may make pro rata adjustment to the foregoing limit for Offering Periods of more or less than six (6) months’ duration.

9. PURCHASE PRICE.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Committee; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date. Subject to adjustment as provided by the Plan and unless otherwise provided by the Committee, the Purchase Price for each Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.

10. ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTION.

Except as provided in Section 11.1(b) with respect to a Non-United States Offering or except as otherwise provided by the Committee in connection with an Offering under the Non-423 Plan, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1 Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the applicable percentage for each of the Participant’s Compensation Elements to be deducted on each pay day (or such pay day when the Compensation Element is actually paid, if such Compensation Element is not paid to a Participant regularly) during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first pay day during an Offering) or more than fifteen percent (15%). Notwithstanding the foregoing, the deductions of all of a Participant’s Compensation Elements cannot exceed (i) fifteen percent (15%) of such Participant’s aggregate Compensation per Offering Period, (ii) Fifteen Thousand Dollars ($15,000) per Offering Period and (iii) Thirty Thousand Dollars ($30,000) per calendar year (in each case, subject to limits set forth in Section 8.2 hereof). The Committee may change the foregoing limits on payroll deductions effective as of any Offering Date.

10.2 Commencement of Payroll Deductions. Payroll deductions shall commence on the first pay day following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3 Election to Change or Stop Payroll Deductions. During an Offering Period, a Participant may elect to decrease the rate of or to stop deductions from any or all of his or her Compensation Elements by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” A Participant may not increase the amount deducted from any of his or her Compensation Elements during an Offering Period.  A Participant can increase deductions from any or all of his or her Compensation Elements effective as of the next Offering Period that commences after the then-current Offering Period by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such increase prior to the Subscription Date of such subsequent Offering Period.  The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in such Offering Period unless the Participant withdraws from the Plan as provided in Section 12.

10.4 Administrative Suspension of Payroll Deductions. The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of (a)  the limits set forth in Section 10.1, or (b) the limit set forth in Section 8.2. Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was clause (a) in the preceding sentence, or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for the suspension was clause (b) in the preceding sentence.

10.5 Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation (and other amounts received from a non-United States Participant pursuant to Section 11.1(b) or pursuant to an Offering under the Non-423 Plan) shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company (except as otherwise required by Local Law in connecting with an Offering under the Non-423 Plan). All such amounts received or held by the Company may be used by the Company for any corporate purpose.

10.6 No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan).

10.7 Voluntary Withdrawal from Plan Account. A Participant may withdraw all or any portion of the payroll deductions credited to his or her Plan account and not previously applied toward the purchase of Stock by delivering to the Company a written notice on a form provided by the Company for such purpose. A Participant who withdraws the entire remaining balance credited to his or her Plan account shall be deemed to have withdrawn from the Plan in accordance with Section 12.1. Amounts withdrawn shall be returned to the Participant as soon as practicable after the withdrawal and may not be applied to the purchase of shares in any Offering under the Plan. The Company may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section, establish a minimum dollar amount that must be retained in the Participant’s Plan account, or terminate the withdrawal right provided by this Section.

11. PURCHASE OF SHARES.

11.1 Exercise of Purchase Right.

(a) Generally. Except as provided in Section 11.1(b), on each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.

(b) Purchase by Non-United States Participants for Whom Payroll Deductions Are Prohibited by Applicable Law. Notwithstanding Section 11.1(a), where payroll deductions on behalf of Participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited or made impracticable by applicable Local Law, the Committee may establish a separate Offering (a “Non-United States Offering”) covering all Eligible Employees of one or more Participating Companies subject to such prohibition or restrictions on payroll deductions. The Non-United States Offering shall provide another method for payment of the Purchase Price with such terms and conditions as shall be administratively convenient and comply with applicable Local Law. On each Purchase Date of the Offering Period applicable to a Non-United States Offering, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the Participant’s Plan account balance accumulated during the Offering Period in accordance with the method established by the Committee and not previously applied toward the purchase of Stock. However, in no event shall the number of shares purchased by a Participant during such Offering Period exceed the number of shares subject to the Participant’s Purchase Right. The Company shall refund to a Participant in a Non-United States Offering in accordance with Section 11.4 any excess Purchase Price payment received from such Participant.

11.2 Pro Rata Allocation of Shares. If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock remaining available for issuance under the Plan or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Committee pursuant to Section 8.1 or Section 8.3, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

11.3 Delivery of Title to Shares. Subject to any governing rules or regulations, as soon as practicable after each Purchase Date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such Purchase Date by means of one or more of the following:

(a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

11.4 Return of Plan Account Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Offering Period.

11.5 Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign taxes (including social insurance), if any, required to be withheld by any Participating Company upon exercise of the Purchase Right or upon such disposition of shares, respectively. A Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations. The Company or any other Participating Company shall have the right to take such other action as it determines to be necessary or advisable to satisfy withholding obligations for such taxes.

11.6 Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.7 Provision of Reports and Stockholder Information to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total amount credited to his or her Plan account prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered or made available in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.

12. WITHDRAWAL FROM PLAN.

12.1 Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a written or electronic notice of withdrawal on a form provided by the Company for this purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company office or representative designated by the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

12.2 Return of Plan Account Balance. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan), and the Participant’s interest in the Plan and the Offering shall terminate. Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.

13. TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares of Stock shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13 (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan). A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.

14. EFFECT OF CHANGE IN CONTROL ON PURCHASE RIGHTS.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under outstanding Purchase Rights or substitute substantially equivalent purchase rights for the Acquiring Corporation’s stock. If the Acquiring Corporation elects not to assume, continue or substitute for the outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

15. NONTRANSFERABILITY OF PURCHASE RIGHTS.

Neither payroll deductions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.

16. COMPLIANCE WITH APPLICABLE LAW.

The issuance of shares of Stock or other property under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign securities law and other applicable laws, rules and regulations, and approvals by government agencies as may be required or as the Company deems necessary or advisable. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

17. RIGHTS AS A STOCKHOLDER AND EMPLOYEE.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of any Participating Company to terminate the Participant’s employment at any time.

18. NOTIFICATION OF DISPOSITION OF SHARES.

The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a Purchase Right. The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

19. LEGENDS.

The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

20. NOTICES.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. AMENDMENT OR TERMINATION OF THE PLAN.

The Committee may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Committee, and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Section 423 Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Committee as Participating Companies. Notwithstanding the foregoing, in the event that the Committee determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Committee may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (i) terminate the Plan or any Offering Period, (ii) accelerate the Purchase Date of any Offering Period, (iii) reduce the discount or the method of determining the Purchase Price in any Offering Period (e.g., by determining the Purchase Price solely on the basis of the Fair Market Value on the Purchase Date), (iv) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, or (v) take any combination of the foregoing actions.

22. NO REPRESENTATIONS WITH RESPECT TO TAX QUALIFICATION.

Although the Company may endeavor to (a) qualify Purchase Rights for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., options granted under Section 423 of the Code) or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

23. CHOICE OF LAW.

Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Subscription Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules.

Exhibit B

Extreme Networks, Inc.

Non-GAAP Measures of Financial Performance

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles, (“GAAP”), the Company uses non-GAAP measures of certain components of financial performance. The non-GAAP measures shown in this proxy statement include non-GAAP operating income and Adjusted EBITDA. Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this proxy statement can be found in the tables below.

Non-GAAP measures presented in this proxy statement are not in accordance with or alternative measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

The Company believes these non-GAAP measures when shown in conjunction with the corresponding GAAP measures enhance investors’ and management’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value.

For its internal planning process, and as discussed further below, the Company’s management uses financial statements that do not include share-based compensation expense, acquisition and integration costs, purchase accounting adjustments, acquired inventory adjustment, amortization of intangibles, restructuring expenses, remeasurement of contingent consideration liability, executive transition expenses, litigation expenses other income, interest expense and income tax. The Company’s management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company’s financial results.

Share-based compensation. This expense consists of expenses for stock options, restricted stock and employee stock purchases through its ESPP.  Extreme Networks excludes share-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing cash requirement related to operating results. Extreme Networks expects to incur share-based compensation expenses in future periods.

Acquisition and integration costs. Acquisition and integration costs consist of legal and professional fees related to the acquisition of a) Wireless LAN business, b) Campus Fabric business, c) Data Center business and d) the bargain purchase gain for the capital financing business; Extreme Networks excludes these expenses since they result from an event that is outside the ordinary course of continuing operations.

Purchase accounting adjustments.  Purchase accounting adjustments relating to deferred revenue consists of adjustments to the carrying value of deferred revenue.  We have recorded adjustments to the assumed deferred revenue to reflect only a fulfillment margin and thereby excluding the profit margin and revenue which would have been incurred had Extreme Networks entered into the service contract post-acquisition.

Acquired inventory adjustments.   Purchase accounting adjustments relating to the mark up of acquired inventory to fair value less disposal costs.

Amortization of acquired intangibles.  Amortization of acquired intangibles includes the monthly amortization expense of acquired intangible assets such as developed technology, customer relationships, trademarks and order backlog.  The amortization of the developed technology intangible is recorded in product cost of goods sold, while the amortization for the other intangibles are recorded in operating expenses.  Extreme Networks excludes these non-cash expenses since they result from an intangible asset and for which the period expense does not impact the operations of the business and are non-cash in nature.

Restructuring expenses. Restructuring expenses primarily consist of severance costs for employees which have no benefit to continuing operations and accrued lease costs pertaining to the estimated future obligations for non-cancelable lease payments and accelerated depreciation of leasehold improvements related to excess facilities. Extreme Networks excludes restructuring expenses since they result from events that often occur outside of the ordinary course of continuing operations.

Remeasurement of contingent consideration liability. Remeasurement of contingent consideration liability related to the Data Center business acquisition.

Executive transition expenses.  Executive transition expenses consist of severance and termination benefits.  The expenses are incurred through execution of pre-established employment contracts with senior executives.

Litigation expenses. Litigation expenses consist of legal and professional fees and expenses related to our on-going litigation matters.

Other income. Other income consists of the gain on the sale of investments.

Interest expense. Interest expense consists of the loss related to the debt extinguishment that occurred in conjunction with the new credit facility in May 2018 and noncash interest expense accretion related to the Data Center business acquisition contingent consideration liability.

Income tax.   Income tax adjustments relate to the tax impact of reducing the US tax rate applied to deferred tax items pursuant to the recently enacted US tax legislation, as well as the tax benefit resulting from the impairment of a lease acquired from Avaya in Canada and a tax benefit resulting from the restructuring of our foreign operations in Q4.

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

(In thousands, except percentages and per share amounts)

(Unaudited)

Non-GAAP Revenue	Three Months Ended		Year Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
		(As adjusted)		(As adjusted)
Revenue - GAAP Basis	$278,300	$178,907	$983,142	$607,084
Adjustments:
Purchase accounting adjustment	-	-	-	133
Revenue - Non-GAAP Basis	$278,300	$178,907	$983,142	$607,217

Non-GAAP Gross Margin	Three Months Ended		Year Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
		(As adjusted)		(As adjusted)
Gross profit - GAAP Basis	$150,167	$102,615	$534,517	$330,957
Gross margin - GAAP Basis percentage	54.0%	57.4%	54.4%	54.5%
Adjustments:
Stock based compensation expense	523	185	1,695	922
Purchase accounting adjustments	-	-	-	133
Acquired inventory adjustments	494	-	5,278	4,263
Acquisition and integration costs	3,626	(579)	11,212	4,525
Amortization of intangibles	5,481	633	16,590	6,661
Gross profit - Non-GAAP Basis	$160,291	$102,854	$569,292	$347,461
Gross margin - Non-GAAP Basis percentage	57.6%	57.5%	57.9%	57.2%

Non-GAAP Operating Income	Three Months Ended		Year Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
		(As adjusted)		(As adjusted)
GAAP operating income (loss)	$(3,371)	$15,661	$(38,210)	$6,040
GAAP operating income (loss) percentage	(1.2)%	8.8%	(3.9)%	1.0%
Adjustments:
Stock based compensation expense	7,987	3,304	27,633	12,633
Acquisition and integration costs, net of bargain purchase gain	9,851	2,618	65,112	17,630
Restructuring charge, net of reversal	3,220	(676)	8,140	8,896
Acquired inventory adjustments	494	-	5,278	4,263
Amortization of intangibles	7,735	1,825	25,305	15,363
Purchase accounting adjustments	-	-	-	133
Remeasurement of contingent consideration liability	1,470	-	1,470	-
Executive transition costs	-	-	-	34
Litigation	-	166	(158)	385
Total adjustments to GAAP operating income (loss)	$30,757	$7,237	$132,780	$59,337
Non-GAAP operating income	$27,386	$22,898	$94,570	$65,377
Non-GAAP operating income percentage	9.8%	12.8%	9.6%	10.8%

Non-GAAP Net Income	Three Months Ended		Year Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
		(As adjusted)		(As adjusted)
GAAP net income (loss)	$(5,632)	$13,204	$(46,792)	$(1,744)
Adjustments:
Stock based compensation expense	7,987	3,304	27,633	12,633
Acquisition and integration costs, net of bargain purchase gain	9,851	2,618	65,112	17,630
Restructuring charge, net of reversal	3,220	(676)	8,140	8,896
Acquired inventory adjustments	494	-	5,278	4,263
Amortization of intangibles	7,735	1,825	25,305	15,363
Purchase accounting adjustments	-	-	-	133
Remeasurement of contingent consideration liability	1,470	-	1,470	-
Executive transition costs	-	-	-	34
Litigation	-	166	(158)	385
Interest expense	1,366	-	1,366	-
Loss on extinguishment of debt	1,173	-	1,173	-
Gain on sale of investments	(210)	-	(3,967)	-
Income taxes	(3,430)	-	(6,532)	-
Total adjustments to GAAP net income (loss)	$29,656	$7,237	$124,820	$59,337
Non-GAAP net income	$24,024	$20,441	$78,028	$57,593

Earnings per share
Non-GAAP diluted net income per share	$0.20	$0.18	$0.65	$0.52

Shares used in diluted net income per share calculation
Non-GAAP shares used	120,361	114,524	119,781	111,472

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000388965_1 R1.0.1.17 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Elect six directors to the Board of Directors for a one-year term: Nominees 01 Charles P. Carinalli 02 Kathleen M. Holmgren 03 Rajendra Khanna 04 Edward H. Kennedy 05 Edward B. Meyercord 06 John C. Shoemaker EXTREME NETWORKS, INC. 6480 VIA DEL ORO SAN JOSE, CA 95119 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2., 3., 4. and 5. For Against Abstain 2. To approve a non-binding advisory resolution regarding executive compensation. 3. To ratify the appointment of KPMG LLP as our independent auditors for our fiscal year ending June 30, 2019. 4. To ratify Amendment No. 6 to the Company's Amended and Restated Rights Agreement, dated as of April 26, 2012, as amended, to extend the Agreement until May 31, 2019. 5. To approve the Amendment and Restatement of the Extreme Networks, Inc. 2014 Employee Stock Purchase Plan to increase the number of shares issuable under such plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000388965_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com EXTREME NETWORKS, INC. Proxy for the Annual Meeting of Stockholders To be held on Thursday, November 8, 2018 8:00 AM Solicited by the Board of Directors The undersigned hereby appoints Ms. Katayoun Motiey and Mr. Ed Meyercord, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc., a Delaware Corporation, which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of Extreme Networks, Inc. to be held at our corporate offices located at 2121 RDU Center Drive, Morrisville, North Carolina 27560 on Thursday, November 8, 2018 at 8:00 AM local time, and at any adjournment or postponement thereof (1) as hereby specified on the proposals listed on the reverse side and as more particularly described in Extreme Networks, Inc.'s Proxy Statement dated September 25, 2018. ("Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion upon other such matters as may properly come before the meeting. Our Board of Directors recommends a vote "FOR" each of the nominees in proposal 1 and "FOR" proposals 2, 3, 4, and 5. Stockholders of record at the close of business on September 17, 2018 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. Commencing ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our headquarters located at 2121 RDU Center Drive, Morrisville, North Carolina 27560. Continued and to be signed on reverse side